Exhibit 10.17
Execution Copy

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
XPLR INFRASTRUCTURE PIPELINES, LLC
A Delaware Limited Liability Company

February 17, 2025

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

953941.04-WILSR01A - MSW

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

1.01	Definitions	2
1.02	Interpretation	28

ARTICLE 2 ORGANIZATION

2.01	Formation	28
2.02	Name	28
2.03	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	28
2.04	Purposes	28
2.05	No State Law Partnership	29
2.06	Term	29
2.07	Title to Property	29
2.08	Foreign Qualification	29

ARTICLE 3 MEMBERS

3.01	Schedule of Members	29
3.02	Representations and Warranties of the Members	30
3.03	Voting Rights of Members	30
3.04	No Management Rights	31
3.05	Limitation on Liability of Members	31
3.06	Withdrawal of Members	31
3.07	Access to Information	32
3.08	Confidential Information	32

ARTICLE 4 MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01	Classes of Membership Interests	35
4.02	Additional Membership Interests	35
4.03	Capital Contributions	36
4.04	Capital Calls	36
4.05	Remedies upon Certain Defaults; Loans	38
4.06	No Other Capital Contribution or Loan Obligations	39
4.07	Return of Contributions	39
4.08	Capital Accounts	39

i
953941.04-WILSR01A - MSW

ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS

5.01	Monthly Cash Distributions	40
5.02	Distributions of Amounts Other than Available Cash	41
5.03	Distributions on Dissolution and Winding-Up	41
5.04	Allocations	42
5.05	Varying Interests	45
5.06	Amounts Withheld	45

ARTICLE 6 MANAGEMENT

6.01	Management by Managing Member	45
6.02	Standard of Care	46
6.03	Major Decisions	48
6.04	Affiliate Transactions	50
6.05	Officers	51
6.06	Business Opportunities	52
6.07	Insurance Coverage	53
6.08	Exculpation and Indemnification	53
6.09	Credit Support	55

ARTICLE 7 TRANSFERS AND TRANSFER RESTRICTIONS

7.01	General Restrictions on Transfers	56
7.02	Call Option	59
7.03	Change of Control of XPLR	64
7.04	Change of Control of a Class B Member	67
7.05	Non-Voting XPLR Common Units	70
7.06	Governmental Authorizations	71
7.07	Liquidity Event	72

ARTICLE 8 TAXES

8.01	Tax Returns	74
8.02	Certain Tax Matters	75
8.03	Partnership Representative	76

ARTICLE 9 BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01	Maintenance of Books	77
9.02	Determination of Internal Rate of Return	78
9.03	Reports	79

953941.04-WILSR01A - MSW

9.04	Information Updates	79
9.05	Bank Accounts	79

ARTICLE 10 WITHDRAWAL

10.01	No Right of Voluntary Withdrawal	80
10.02	Deemed Withdrawal	80
10.03	Effect of Withdrawal	80

ARTICLE 11 DISPUTE RESOLUTION

11.01	Disputes	81
11.02	Negotiation to Resolve Disputes	81
11.03	Courts	81
11.04	Specific Performance	82

ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION

12.01	Dissolution	82
12.02	Winding-Up and Termination	83
12.03	Deficit Capital Accounts	85
12.04	Certificate of Cancellation	85

ARTICLE 13 GENERAL PROVISIONS

13.01	Notices	85
13.02	Entire Agreement; Superseding Effect	85
13.03	Effect of Waiver or Consent	86
13.04	Amendment or Restatement	86
13.05	Binding Effect	86
13.06	Governing Law; Severability	86
13.07	Further Assurances	87
13.08	Article 8 of the Uniform Commercial Code	87
13.09	Waiver of Certain Rights	87
13.1	Counterparts	87
13.11	Expenses	87
13.12	Appointment of Class B Member Representative	87

EXHIBITS:
A – Members
B – Financial Model for Internal Rate of Return

953941.04-WILSR01A - MSW

SCHEDULES:
1 – Excluded Parties

953941.04-WILSR01A - MSW

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
XPLR INFRASTRUCTURE PIPELINES, LLC
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) of XPLR Infrastructure Pipelines, LLC, a Delaware limited liability company (the “Company”), dated as of February 17, 2025 (the “Amendment and Restatement Date”), is adopted and executed pursuant to Section 13.04 of the 2019 A&R LLC Agreement (as defined below) by XPLR Infrastructure Pipeline Holdings, LLC, a Delaware limited liability company formerly known as NextEra Energy Partners Pipelines Holdings, LLC, in its capacity as the Managing Member (as defined below), and shall be binding upon each of (i) XPLR Infrastructure Pipeline Holdings, LLC (“XPLR Member”), (ii) GEPIF III Meade Investco, L.P., a Delaware limited partnership, in its capacities as the initial Class B Member and as the Class B Member Representative hereunder (the “GEPIF Investor”), (iii) each Person that may be admitted as a Member pursuant to the terms of this Agreement, and (iv) XPLR Infrastructure, LP, a Delaware limited partnership formerly known as NextEra Energy Partners, LP (“XPLR”), solely to the extent of its obligations pursuant to Section 4.04(b), Section 4.04(c), Section 6.09, Section 7.02, Section 7.03, Section 7.04, and Section 7.05.
RECITALS
The Company was formed under the name “NextEra Energy Partners Pipelines, LLC” by filing a Certificate of Formation of the Company (the “Delaware Certificate”) with the Office of the Secretary of State of Delaware, and by the entrance of XPLR Member, as the sole initial member of the Company, into the Limited Liability Company Agreement of the Company, effective as of July 15, 2019 (the “Initial LLC Agreement”), governing the affairs of the Company and the conduct of its business.
Pursuant to the Membership Interest Purchase Agreement, dated as of September 29, 2019 (the “Purchase Agreement”), among the GEPIF Investor, XPLR Member, XPLR, and the Company, at the closing of the Purchase Agreement, effective as of the Effective Date (as defined below), (i) the Initial LLC Agreement was amended and restated on the terms set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 13, 2019 (the “2019 A&R LLC Agreement”); (ii) all of the limited liability company interests of the Company outstanding under the Initial LLC Agreement were cancelled and, in exchange therefor, the Company issued and sold to XPLR Member such number of Class A Units as is set forth opposite the name of XPLR Member in Exhibit A hereto (such number representing one hundred percent (100%) of the Class A Units outstanding at such time) in exchange for payment of the Class A Purchase Price (as defined in the Purchase Agreement) by XPLR Member to the Company; (iii) the Company issued and sold to the GEPIF Investor such number of Class B Units as is set forth opposite the name of the GEPIF Investor in Exhibit A hereto (such number representing one hundred percent (100%) of the Class B Units outstanding at such time), in exchange for payment of the Class B Purchase Price (as defined in the Purchase

953941.04-WILSR01A - MSW

Agreement) by the GEPIF Investor to the Company; and (iv) upon such acquisition of Class B Units, the GEPIF Investor became a member of the Company.
Pursuant to a Certificate of Amendment to the Delaware Certificate filed in the Office of the Secretary of State of Delaware on February 14, 2025, the Company changed its name from “NextEra Energy Partners Pipelines, LLC” to “XPLR Infrastructure Pipelines, LLC.”
Pursuant to Section 13.04 of the 2019 A&R LLC Agreement, the Managing Member wishes to amend and restate the 2019 A&R LLC Agreement to reflect (a) the change of the Company’s name, (b) the change, effective as of the February 14, 2025, of the name of NextEra Energy Partners Pipelines Holdings, LLC to “XPLR Infrastructure Pipeline Holdings, LLC,” (c) the change, effective as of January 23, 2025, of the name of NextEra Energy Partners, LP to “XPLR Infrastructure, LP,” and (d) certain related matters, all on the terms set forth herein.
In connection with the foregoing, the Managing Member wishes to amend and restate the 2019 A&R LLC Agreement as set forth herein.
NOW, THEREFORE, pursuant to and in accordance with Section 13.04 of the 2019 A&R LLC Agreement, the 2019 A&R LLC Agreement is hereby amended as follows:
ARTICLE 1
DEFINITIONS
1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
2019 A&R LLC Agreement has the meaning assigned that term in the recitals.
25% Condition has the meaning assigned that term in Section 5.01(b).
99% Period has the meaning assigned that term in Section 5.04(a)(i).
Acquired Interests has the meaning set forth in the Meade Purchase and Sale Agreement.
Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of

953941.04-WILSR01A - MSW

this Agreement, the Company shall not be an Affiliate of any Member, nor shall any Member be deemed to be an Affiliate of any other Member, solely by virtue of their respective ownership interests in or Control of the Company or any of its subsidiaries.
Affiliate Guarantee has the meaning set forth in the Term Loan Agreement.
Affiliate Transaction means, any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a subsidiary of the Company, on the one hand, and the Managing Member, an Affiliate of the Managing Member (other than the Company or any subsidiary of the Company), or their respective employees or officers, on the other hand, including (if XPLR Member or its Affiliate is the Managing Member) the Tranche A Credit Support, the Tranche B Credit Support, and the Tranche C Credit Support.
Affiliated Fund means, with respect to any specified Person, any Fund that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person, including, in the case of the GEPIF Investor, Global Energy and Power Infrastructure Fund III, L.P. and similar Funds.
Affiliated Investment Vehicle means with respect to any specified Person, any investment vehicle, entity, or managed account that is advised by the same investment advisor as such Person or an Affiliate of such Person.
Agreed Sale Price means, with respect to any Sale Arrangement, the purchase price per Call Exercise XPLR Unit, Change of Control XPLR Unit, or Class B COC XPLR Unit, as applicable, to be paid by a Third-Party Buyer upon the closing of such Sale Arrangement at any Call Units Sale Date, Change of Control Units Sale Date, or Class B COC Units Sale Date, respectively.
Agreement has the meaning assigned that term in the preamble.
Alternative Method has the meaning assigned that term in Section 8.03(c).
Amendment and Restatement Date has the meaning assigned that term in the preamble.
Assets means the Acquired Interests, which includes the direct or indirect ownership of one hundred percent (100%) of the issued and outstanding limited liability company interests of Meade Pipeline, which, as of the Effective Date, is a party to the Meade Construction and Ownership Agreement and holds a joint ownership interest in the Project in such percentages as specified in Exhibit A to the Meade LLC Agreement.
Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 7.01(b). The Assignee of a dissolved Member is the shareholder, partner, member, or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the

953941.04-WILSR01A - MSW

liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
Attribution Parties has the meaning assigned that term in Section 7.05.
Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:
(a)    the sum of all cash and all Cash Equivalents of the Company and its subsidiaries on hand at the end of such month, less
(b)    the amount of any cash reserves that is necessary or appropriate in the reasonable discretion and good faith of the Managing Member (i) to provide for the proper conduct of the business of the Company and its subsidiaries (including reserves for future maintenance and capital expenditures and for anticipated expenses, liabilities, and future credit needs of the Company and its subsidiaries) subsequent to such month, (ii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its subsidiaries pursuant to Section 4.05 or otherwise subject to Section 6.03(d), and (iii) to comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its subsidiaries is a party or by which it is bound or its assets are subject.
Notwithstanding the foregoing, “Available Cash” (y) shall not include (1) any cash or Cash Equivalents from Capital Contributions made by Members or equity issuances by any subsidiaries of the Company, (2) any cash or Cash Equivalents held by the Company’s subsidiaries to the extent that contractual restrictions prohibit the distribution of such cash or Cash Equivalents to the Company, (3) any cash or Cash Equivalents from borrowing, refinancings, or refundings of Indebtedness of the Company or any of its subsidiaries (other than any Incremental Loans (as defined in the Term Loan Agreement), which shall be treated as Available Cash for purposes of Section 5.03), (4) any PSA Contract Claim Indemnity Payments, (5) any payment of a Purchase Price Adjustment, or (6) any Sale Proceeds or Bankruptcy Recovery; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.
Backstop Undertaking Agreement has the meaning set forth in the Term Loan Agreement.
Bankruptcy or Bankrupt means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest

953941.04-WILSR01A - MSW

the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
Bankruptcy Recovery means any proceeds received by the Company or its subsidiaries in settlement of any claim (including any counterclaim), action, suit, or other proceeding in connection with any Bankruptcy of any other Person.
Book Value means, with respect to any Company asset, the adjusted tax basis of such asset for United States federal income tax purposes, except as follows:
(a)    the initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)    the Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; and (iv) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (iv) of this clause (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)    the Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account);
(d)    the Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m) and clause (c) of the definition of Net Profit and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

953941.04-WILSR01A - MSW

(e)    whenever the fair market value of a Company asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such asset equals the value of such asset reflected in the most recent financial statements prepared in accordance with GAAP shall be deemed reasonable).
Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
Call Exercise XPLR Units has the meaning assigned that term in Section 7.02(b)(ii).
Call Option has the meaning assigned that term in Section 7.02(a).
Call Option Cash Portion has the meaning assigned that term in Section 7.02(e)(i).
Call Option Closing has the meaning assigned that term in Section 7.02(b)(i).
Call Option Closing Date has the meaning assigned that term in Section 7.02(b)(i).
Call Option Election Notice has the meaning assigned that term in Section 7.02(b)(ii).
Call Option Notice has the meaning assigned that term in Section 7.02(b)(i).
Call Option Purchase Price has the meaning assigned that term in Section 7.02(a).
Call Option Sale Notice has the meaning assigned that term in Section 7.02(b)(iii).
Call Units Sale Date has the meaning assigned that term in Section 7.02(b)(ii).
Capital Account means the account maintained by the Company for each Member in accordance with Section 4.08.
Capital Call has the meaning assigned that term in Section 4.04(a).
Capital Contribution means, with respect to any Member, the amount of money and the Book Value of any property (other than money) (reduced by the amount of any liabilities that are secured by such property) contributed, or deemed to be contributed, to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest and for the avoidance of doubt, as of the Effective Date, upon consummation of the transactions contemplated by the Purchase Agreement, the Capital Contribution of the Class A Member shall be three-hundred thirty-two

953941.04-WILSR01A - MSW

million eight hundred thirteen thousand three hundred six U.S. dollars and twenty-nine cents ($332,813,306.29) and the Capital Contribution of the Class B Member shall be one-hundred and sixty-eight million U.S. dollars ($168,000,000.00).
Cash Equivalents means, as of any date, with respect to any Person, all demand deposits or similar accounts with deposits available for withdrawal upon prior notice of less than ten (10) days, all marketable debt securities, short-term instruments, United States treasury bills and other evidence of indebtedness issued or guaranteed by the United States, in each case, with maturity of ten (10) days or less as of such date.
Cash Flows has the meaning assigned that term in Section 9.02(b)(ii).
Change of Control means:
(a)    with respect to XPLR, any of the following events:
(i)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of XPLR, the General Partner, or the XPLR General Partner Interest (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of NextEra Energy, Inc. as of the Purchase Agreement Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors of XPLR or the General Partner, respectively;
(ii)    any Disposition, in one or a series of related transactions, of the equity interests of the OpCo General Partner or the OpCo General Partner Interest, the result of which is that (A) XPLR ceases to own directly or indirectly more than fifty percent (50%) of the voting power of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the OpCo General Partner Interest;
(iii)    any Disposition, in one or a series of related transactions, the result of which is that NextEra Energy, Inc. ceases to own directly or indirectly more than thirty-three percent (33%) of the voting equity of XPLR (including the Special Voting Units, as that term is used in the XPLR Limited Partnership Agreement); provided, however, that the foregoing shall not be deemed to constitute a Change of Control for so long as NextEra Energy, Inc. continues to own, directly or indirectly, fifty percent (50%) or more of the voting power of the General Partner or the XPLR General Partner Interest;
(iv)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of XPLR and its subsidiaries, taken as a whole;
(v)    the XPLR Common Units are no longer listed or admitted to trading on a National Securities Exchange;
(vi)    any transaction pursuant to which NextEra Energy, Inc. or any of its Affiliates (other than XPLR or any of its subsidiaries) would acquire (A) all of

953941.04-WILSR01A - MSW

the issued and outstanding XPLR Common Units or (B) all or substantially all of the assets of XPLR and its subsidiaries, in each case, by way of merger, consolidation, or otherwise;
(vii)    the removal of the General Partner as general partner of XPLR by the limited partners of XPLR, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.;
(viii)    any Disposition, in one or a series of related transactions, the result of which is that the Operating Partnership ceases to own, directly or indirectly, all of the equity interests of XPLR Member; or
(ix)    any foreclosure by any pledgee under a Class A Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class A Units or Class B Units.
(b)    with respect to any Class B Member, any of the following:
(i)    a transaction or series of transactions that results in BlackRock Alternatives Management, L.L.C. no longer being an Affiliate of BlackRock, Inc. at a time when BlackRock Alternatives Management, L.L.C. or any of its Affiliates Controls or manages such Class B Member;
(ii)    any Disposition, in one or a series of related transactions, of more than fifty percent (50%) of the interests in such Class B Member held by the manager, managing member, or general partner of such Class B Member; or
(iii)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of such Class B Member.
For the avoidance of doubt, a change of control of, or Disposition of any interests in, BlackRock, Inc. shall not constitute a “Change of Control” of any Class B Member.
Change of Control Cash Portion has the meaning assigned that term in Section 7.03(b)(iv).
Change of Control Closing has the meaning assigned that term in Section 7.03(b)(i).
Change of Control Closing Date has the meaning assigned that term in Section 7.03(b)(i).
Change of Control Election Notice has the meaning assigned that term in Section 7.03(b)(ii).
Change of Control XPLR Units has the meaning assigned that term in Section 7.03(b)(ii).

953941.04-WILSR01A - MSW

Change of Control Notice has the meaning assigned that term in Section 7.03(b)(i).
Change of Control Purchase Price has the meaning assigned that term in Section 7.03(a).
Change of Control Sale Notice has the meaning assigned that term in Section 7.03(b)(ii).
Change of Control Units Sale Date has the meaning assigned that term in Section 7.03(b)(ii).
Change of Control Units Sale Election has the meaning assigned that term in Section 7.03(b)(ii).
Claim means any and all judgments, claims, actions, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, arbitrations, inquiries, notices of violation, litigations, citations, summons or subpoenas of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
Class A Member means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Amendment and Restatement Date, XPLR Member is the sole Class A Member.
Class A Percentage Interest means, as of any date, the percentage determined by dividing the number of Class A Units held by a holder of Class A Units by the total number of Class A Units then outstanding.
Class A Permitted Loan Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities, or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class A Purchase Price has the meaning assigned that term in the Purchase Agreement.
Class A Units has the meaning assigned that term in Section 4.01.
Class B COC Cash Portion has the meaning assigned that term in Section 7.04(b)(iv).

953941.04-WILSR01A - MSW

Class B COC Closing has the meaning assigned that term in Section 7.04(b)(i).
Class B COC Closing Date has the meaning assigned that term in Section 7.04(b)(i).
Class B COC Election Notice has the meaning assigned that term in Section 7.04(b)(ii).
Class B COC XPLR Units has the meaning assigned that term in Section 7.04(b)(ii).
Class B COC Notice has the meaning assigned that term in Section 7.04(b)(i).
Class B COC Option has the meaning assigned that term in Section 7.04(a).
Class B COC Purchase Price has the meaning assigned that term in Section 7.04(a).
Class B COC Sale Notice has the meaning assigned that term in Section 7.04(b)(iii).
Class B COC Units Sale Date has the meaning assigned that term in Section 7.04(b)(ii).
Class B COC Units Sale Election has the meaning assigned that term in Section 7.04(b)(ii).
Class B Cure Actions has the meaning assigned that term in Section 6.09(c).
Class B Member means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, after giving effect to the closing of the transactions contemplated by the Purchase Agreement, the GEPIF Investor was the sole Class B Member.
Class B Member Approval means (i) for so long as the GEPIF Investor owns any Class B Units, the prior written approval of the GEPIF Investor and (ii) if the GEPIF Investor no longer owns any Class B Units, the prior written approval of the Class B Member Representative, acting on behalf of the Class B Members holding a majority of the outstanding Class B Units (excluding Class B Units owned by XPLR Member and its Affiliates).
Class B Member Representative means, as of the Effective Date, the GEPIF Investor, and thereafter, as of any date of determination, the Class B Member Representative shall be such of the GEPIF Investor’s Permitted Assignees designated as successor Class B Member Representative in accordance with Section 13.12; provided, however, that (i) for so long as the GEPIF Investor or one or more of its Affiliates own any Class B Units, the Class B Member Representative shall be the GEPIF Investor (or one of its Affiliates), and (ii) a Person may be permitted to serve as Class B Member Representative only if, and for so long as, such

953941.04-WILSR01A - MSW

Person owns Class B Units or is the managing member or general partner that Controls a Class B Member.
Class B Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units held by a holder of Class B Units by the total number of Class B Units then outstanding.
Class B Purchase Price has the meaning assigned that term in the Purchase Agreement.
Class B Units has the meaning assigned that term in Section 4.01.
Clawback Cap means, with respect to any exercise of the Call Option, XPLR Change of Control Option, or Class B COC Option in which the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, is to be paid wholly or in part in Non-Voting XPLR Common Units and any related sale of Call Exercise XPLR Units, Change of Control XPLR Units, or Class B COC XPLR Units, as applicable, pursuant to a Sale Arrangement, an amount (in United States dollars) equal to the product of (a) four percent (4%) multiplied by (b) the aggregate number of Call Exercise XPLR Units, Change of Control XPLR Units, or Class B COC XPLR Units, as applicable (prior to any reduction thereof pursuant to Section 7.02(e), Section 7.03(b), or Section 7.04(b), as applicable), to be sold in such Sale Arrangement, as set forth in the applicable Call Option Sale Notice, Change of Control Sale Notice, or Class B COC Sale Notice, multiplied by (c) the Issuance Price used in the calculation of such applicable Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price.
COC Member has the meaning assigned that term in Section 7.04(a).
Code means the Internal Revenue Code of 1986, as amended.
Commission means the United States Securities and Exchange Commission.
Company has the meaning assigned that term in the preamble.
Company Level Taxes has the meaning assigned that term in Section 8.03(d).
Completion Guaranty Agreement has the meaning set forth in the Term Loan Agreement.
Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including this Agreement, financial statements, tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

953941.04-WILSR01A - MSW

(a)    is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;
(b)    is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;
(c)    as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; or
(d)    has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.
Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:
(a)    (i) in the case of a corporation, fifty percent (50%) or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, fifty percent (50%) or more of the beneficial interest therein; (iv) in the case of a limited partnership (A) the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), (B) where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding voting securities of such corporate general partner, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.
Covered Audit Adjustment has the meaning assigned that term in Section 8.03(c).
Covered Person has the meaning assigned that term in Section 6.08(a).

953941.04-WILSR01A - MSW

Credit Support Default has the meaning assigned that term in Section 6.09(c).
Delaware Certificate has the meaning assigned that term in the recitals.
Delaware Courts has the meaning assigned that term in Section 11.03.
Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), a sale, assignment, lease, transfer, conveyance, Encumbrance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a merger, division, or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance (other than an Encumbrance on Class A Units or Class B Units, as applicable and in each case, solely to the extent granted by XPLR Member (or its Affiliate holding such Class A Units or Class B Units) pursuant to a Class A Permitted Loan Financing.
Disposing Member means any Member that proposes to consummate a Disposition, including any proposed Disposition subject to Section 7.01(c), of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).
Disposition Notice has the meaning assigned that term in Section 7.01(a).
Dispute has the meaning assigned that term in Section 11.01.
Disputing Member has the meaning assigned that term in Section 11.01.
Dissolution Event has the meaning assigned that term in Section 12.01.
Distribution Adjustment Allocation Period means, with respect to any Fiscal Year that includes a Distribution Adjustment Date, any period during such Fiscal Year throughout which the percentage of distributions of Available Cash to which the Class A Units are entitled as a class under Section 5.01(a) does not change.
Distribution Adjustment Date means (a) any Distribution Date that occurs during the Distribution Adjustment Period on which the 25% Condition is not satisfied, or (b) the Flip Date (it being understood that, with respect to each Distribution Date, in order to determine whether any Distribution Date is a Distribution Adjustment Date, the aggregate number of Class B Units purchased on or prior to such Distribution Adjustment Date pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, and Class B COC Option shall be measured separately for such Distribution Date).

953941.04-WILSR01A - MSW

Distribution Adjustment Period means the period commencing on November 13, 2024, and ending on November 12, 2025; provided, that the Distribution Adjustment Period may not commence following, and shall terminate upon, the earlier occurrence of the Flip Date.
Distribution Date has the meaning assigned that term in Section 5.01.
DSRA Guarantee has the meaning set forth in the Term Loan Agreement under “DSRA Guaranty” and in the Account Agreement (as defined in the Term Loan Agreement) under “DSRA Guaranty”.
DSRA Letter of Credit has the meaning set forth in the Term Loan Agreement.
Economic Risk of Loss has the meaning assigned that term in Treasury Regulation Section 1.752-2(a).
Effective Date means November 13, 2019, the effective date of the 2019 A&R LLC Agreement.
Effective Date Capital Contribution has the meaning assigned that term in Section 4.03(b).
Election Out has the meaning assigned that term in Section 8.03(b).
Emergency has the meaning set forth in the Meade Operation and Maintenance Agreement.
Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
Excess Claim Liability means, as of any date, the excess (if any) of the Company’s liability arising out of or in connection with Welded Claims and Other Contractor Claims over the then-available remaining balance of the Indemnity Escrow Funds.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Excluded Party means (a) the Persons listed on Schedule 1 hereto, and (b) any Person (i) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list (“SDN List”) published by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions, or (ii) in which any Person on the SDN List has fifty percent (50%) or greater ownership interest or that is otherwise Controlled by an SDN.
Expansion has the meaning set forth in the Meade Construction and Ownership Agreement.

953941.04-WILSR01A - MSW

Expansion Project means that certain Leidy South Project proposed by Transco as an expansion of Transco’s existing natural gas transmission system and an extension of Transco’s system through a capacity lease with National Fuel Gas Supply Corporation from points of receipt in northern and western Pennsylvania to Transco’s River Road regulating station in Lancaster County, Pennsylvania.
Final Purchase has the meaning assigned to that term in Section 8.02(d).
Financing Documents has the meaning set forth in the Term Loan Agreement.
Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Flip Date means the earlier of (i) November 13, 2025, and (ii) the occurrence of (A) a Monetary Default or (B) a Credit Support Default.
Fully Diluted Basis means, as of any date, the aggregate number of XPLR Common Units that would be outstanding, as of such date, if all outstanding Non-Voting XPLR Common Units, Series A Preferred Units (as that term is defined in the XPLR Limited Partnership Agreement), options, warrants, and convertible securities (excluding, for the avoidance of doubt, any securities of the Operating Partnership exchangeable for XPLR Common Units) were exercised for or converted into XPLR Common Units, regardless of whether such Non-Voting XPLR Common Units, Series A Preferred Units, options, warrants, and convertible securities are then convertible or exercisable by their terms or otherwise.
Fund means a private equity, infrastructure, or other investment fund entity.
GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
General Partner means XPLR Infrastructure Partners GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to XPLR as the general partner thereof, in their capacity as general partner of XPLR.
GEPIF Investor has the meaning assigned that term in the preamble.
Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.

953941.04-WILSR01A - MSW

Governmental Authorization means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority and the expiration of any waiting period required under the HSR Act.
Held Unit Clawback Value means, with respect to any exercise of the Call Option, XPLR Change of Control Option, or Class B COC Option in which the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, is to be paid wholly or in part in Non-Voting XPLR Common Units but there is no Sale Arrangement with respect to all or a portion of such Non-Voting XPLR Common Units, an amount equal to the product (in United States dollars) of (a) four percent (4%) multiplied by (b) the aggregate number of Call Exercise XPLR Units, Change of Control XPLR Units, or Class B COC XPLR Units, as applicable, with respect to which there is no Sale Arrangement and no Call Option Sale Notice, Change of Control Sale Notice, or Class B COC Sale Notice has been delivered, multiplied by (c) the Issuance Price; provided that the Held Unit Clawback Value may not be less than zero.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
including means including, without limitation.
Indebtedness means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person or its subsidiaries and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by such Person or its subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, such Person or its subsidiaries, whether or not the indebtedness secured thereby has been assumed such Person or its subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or its subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.
Indemnity Escrow Funds has the meaning set forth in the Meade Purchase and Sale Agreement.
Initial LLC Agreement has the meaning assigned that term in the recitals.

953941.04-WILSR01A - MSW

Internal Rate of Return means the annual effective pre-tax discounted rate per Class B Unit computed by taking into account (a) all Cash Flows in respect of such Class B Unit and (b) for purposes of Section 7.02, Section 7.03, and Section 7.04, the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, to be received in respect of such Class B Unit, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).
IRR Report means the financial model for the transaction attached as Exhibit B to this Agreement as agreed and accepted by the Members as of the Effective Date and updated in accordance with Section 9.02 to reflect actual results of the Company.
Issuance Price has the meaning assigned that term in Section 7.02(e).
Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
Liquidity Event has the meaning assigned to the term in Section 7.07(a).
Major Decisions has the meaning assigned that term in Section 6.03.
Major XPLR Default means (i) a Monetary Default, (ii) a Credit Support Default, (iii) any change in the debt rating of XPLR as a result of which such debt ratings are Caa1 or lower by Moody’s Investor Services, Inc. and CCC+ or lower by Standard & Poor’s Financial Services LLC, or (iv) the occurrence, after the expiration of all cure periods, of any Event of Default under Section 8.01(a) or Section 8.01(b) of the Amended and Restated Revolving Credit Agreement by and among NextEra Energy Canada Partners Holdings, ULC, NextEra Energy US Partners Holdings, LLC, the Operating Partnership, and the lenders party thereto, dated as of October 24, 2017 (or the comparable provisions of any debt agreement providing for any replacement or successor senior-secured facility).
Managing Member means XPLR Member or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01(a) or Section 6.01(b), as applicable, each in its capacity as such.
Meade Borrower means Meade Pipeline Investment, LLC, a Delaware limited liability company and indirect subsidiary of the Company.
Meade Construction and Ownership Agreement means that certain Construction and Ownership Agreement, dated as of February 14, 2014, by and between Transco and Meade Pipeline, as may be amended, modified, supplemented, or restated in accordance with its terms.
Meade Expansion Construction and Ownership Agreement means that certain CPL-Leidy South Facilities Construction and Ownership Agreement, dated as of August 30, 2018, by and between Transco and Meade Pipeline, as may be amended, modified, supplemented, or restated in accordance with its terms.

953941.04-WILSR01A - MSW

Meade Guarantor means Meade Pipeline Investment Holdings, LLC, a Delaware limited liability company.
Meade LLC Agreement means the limited liability company agreement of Meade Pipeline, as in effect as of the Effective Date, as may be amended, modified, supplemented, or restated in accordance with its terms.
Meade Operation and Maintenance Agreement means the mean the Operation and Maintenance Agreement, dated as of February 14, 2014, by and between Transco and Meade Pipeline, as amended by the First Amendment to Operation and Maintenance Agreement, effective as of August 30, 2018, and as may be further amended, modified, supplemented, or restated in accordance with its terms.
Meade Permitted Indebtedness means all Indebtedness of the Company and its subsidiaries under (a) the Tranche A Facility, (b) the Tranche B Facility, and (c) the Tranche C Facility, each pursuant to the terms of the Term Loan Agreement, as may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time, in each case, subject to Section 6.03(d); provided, however, for the avoidance of doubt, no Incremental Loans (as defined in the Term Loan Agreement) shall be considered Meade Permitted Indebtedness.
Meade Pipeline means Meade Pipeline Co LLC, a Delaware limited liability company.
Meade Purchase and Sale Agreement means that certain Purchase and Sale Agreement, dated as of September 29, 2019, by and among EIF Meade Holdings, LLC, a Delaware limited liability company, VED NPI II, LLC, a Delaware limited liability company, COG Holdings LLC, a Delaware limited liability company, WGL Midstream MP, LLC, a Delaware limited liability company, and VED NPI I, LLC, a Delaware limited liability company, as Sellers, and the Meade Borrower, as Buyer.
Meade Transfer Tax Liability means, as of any date, the excess (if any) of (i) the amount of Transfer Taxes due and payable for which the Company or its subsidiaries are liable over (ii) the then-remaining available amount of the Transfer Tax Escrow Funds.
Member means any Person, including XPLR Member and the GEPIF Investor, executing the 2019 A&R LLC Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

953941.04-WILSR01A - MSW

Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s share, as a holder of Class A Units or Class B Units, of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits, and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
Minimum Gain has the meaning assigned that term in Treasury Regulation Section 1.704 2(d).
Monetary Default means a failure of XPLR Member (a) to make a Capital Contribution to the Company in cash in the amount of XPLR Member’s proportionate share (as determined pursuant to Section 4.04(a)) of a Transco Capital Call for the Expansion Project pursuant to Section 4.04(b), (b) to the extent any Class B Member opts not to make a Capital Contribution pursuant to Section 4.04(b), to make a Capital Contribution or loan to the Company in the amount of such Class B Member’s unfunded proportionate share of any Transco Capital Call for the Expansion Project pursuant to Section 4.04(b), or (c) to make a required Capital Contribution to the Company pursuant to Section 4.04(c).
National Securities Exchange means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
Negotiation Period has the meaning assigned that term in Section 7.01(c)(ii).
Net Profits and Net Loss means, for each Fiscal Year or other period, including any Distribution Adjustment Allocation Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;
(c)    income, gain, or loss resulting from any disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to,

953941.04-WILSR01A - MSW

Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(d) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(f) notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
New Member means a Person, other than the GEPIF Investor or XPLR Member, admitted after the Amendment and Restatement Date pursuant to the terms and conditions herein.
Non-Voting XPLR Common Units means “Non-Voting Common Units” of XPLR, as that term is used and defined in the XPLR Limited Partnership Agreement, which have the same economic rights as the XPLR Common Units but no voting rights on any matter whatsoever and shall not be listed on any National Securities Exchange.
Nonrecourse Deductions has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
Notice Period has the meaning assigned that term in Section 7.01(c)(ii).
Offer Notice has the meaning assigned that term in Section 7.01(c)(ii).
OpCo Credit Agreement means that certain Amended and Restated Revolving Credit Agreement, dated as of October 24, 2017, by and among NextEra Energy US Partners Holdings, LLC and NextEra Energy Canada Partners Holdings, ULC, as borrowers, the Operating Partnership, as guarantor, the lenders parties thereto, Bank of America, N.A., as administrative agent and as collateral agent, and Bank of America, N.A. (Canada Branch), as Canadian agent, as amended, modified, supplemented, restated, or refinanced from time to time.

953941.04-WILSR01A - MSW

OpCo General Partner means XPLR Infrastructure Operating Partners GP, LLC, a Delaware limited liability company formerly known as NextEra Energy Operating Partners GP, LLC, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.
OpCo General Partner Interest means the general partner interest of the Operating Partnership held by the OpCo General Partner.
Operating Partnership means XPLR Infrastructure Operating Partners, LP, a Delaware limited partnership formerly known as NextEra Energy Operating Partners, LP..
Option A has the meaning assigned that term in Section 8.03(d).
Option B has the meaning assigned that term in Section 8.03(d).
Other Contractor Claims has the meaning set forth in the Meade Purchase and Sale Agreement.
Parent means, with respect to any Member, a Person that Controls such Member.
Partnership Representative has the meaning assigned that term in Section 8.03(a).
Permitted Assignee means any assignee of all or any portion of a Member’s Class A Units or Class B Units, the Disposition of which was made in accordance with Section 7.01.
Permitted Refinancing has the meaning assigned that term in Section 6.09(b).
Person has the meaning assigned that term in Section 18-101(14) of the Act and also includes a Governmental Authority and any other entity (including any foreign trust or foreign business organization), and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so provides.
Pre-Closing Tax Liabilities means all liabilities for Taxes of the Company for any taxable period that ends on or prior to the Effective Date and the pre-Effective Date portion of any taxable period that begins on or prior to the Effective Date and ends after the Effective Date.
Project has the meaning set forth in the Meade LLC Agreement.
Project Costs has the meaning set forth in the Meade Construction and Ownership Agreement.
PSA Contract Claim Indemnity Payments means any and all payments received by the Company in respect of indemnification by Sellers pursuant to the Meade Purchase and Sale Agreement, including proceeds of any representations and warranties insurance policy entered into with respect to the Meade Purchase and Sale Agreement.

953941.04-WILSR01A - MSW

Purchase Agreement has the meaning assigned that term in the recitals.
Purchase Agreement Date means September 29, 2019.
Purchase Price Adjustment means the amount, if any, paid to Meade Borrower by Sellers (from the Adjustment Escrow Account (as defined in the Meade Purchase and Sale Agreement) or otherwise) pursuant to Section 2.3(d)(i) of the Meade Purchase and Sale Agreement.
Purchase Price Increase means the amount, if any, paid by Meade Borrower to Sellers pursuant to Section 2.3(d)(ii) of the Meade Purchase and Sale Agreement.
Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Registration Rights Agreement means that certain Registration Rights Agreement, dated as of November 13, 2019, by and among the Company, XPLR, and the GEPIF Investor.
Regulatory Allocations has the meaning assigned that term in Section 5.04(b)(vii).
Reimbursable Fee has the meaning assigned that term in the Purchase Agreement.
Required Governmental Authorizations means those Governmental Authorizations required under applicable Law to be obtained in connection with the exercise of the Call Option, the XPLR Change of Control Option, or the Class B COC Option, each in accordance with the terms hereof.
Sale Arrangement has the meaning assigned that term in Section 7.02(b)(ii).
Sale Election has the meaning assigned that term in Section 7.02(b)(ii).
Sale Proceeds means the net proceeds, after payment of all of the related costs and expenses of the Company and its subsidiaries, as the result of (a) a sale of the Company pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (i) all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) or (ii) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (b) a Disposition of any material assets of the Company or its subsidiaries, excluding, in each case, any Liquidity Event.
Sale Unit Clawback Value means, with respect to any exercise of the Call Option, XPLR Change of Control Option, or Class B COC Option in which the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, is to be paid wholly or in part in Non-Voting XPLR Common Units and any related

953941.04-WILSR01A - MSW

sale of Call Exercise XPLR Units, Change of Control XPLR Units, or Class B COC XPLR Units, as applicable, pursuant to a Sale Arrangement, an amount (in United States dollars) equal to:
(a) the sum of (i) the product of (A) the Agreed Sale Price with respect to such Sale Arrangement, as set forth in the applicable Call Option Sale Notice, Change of Control Sale Notice, or Class B COC Sale Notice, multiplied by (B) the aggregate number of Call Exercise XPLR Units, Change of Control XPLR Units, or Class B COC XPLR Units, as applicable, to be sold in such Sale Arrangement, as set forth in the applicable Call Option Sale Notice, Change of Control Sale Notice, or Class B COC Sale Notice, plus (ii) the product of (A) four percent (4%) multiplied by (B) the aggregate number of Call Exercise XPLR Units, Change of Control XPLR Units, or Class B COC XPLR Units, as applicable, with respect to which a Call Option Sale Notice, Change of Control Sale Notice, or Class B COC Sale Notice, as applicable, has been delivered (prior to any reduction thereof pursuant to Section 7.02(e), Section 7.03(b), or Section 7.04(b), as applicable), multiplied by (C) the Issuance Price;
less (b) the product of (i) the Issuance Price used in the calculation of the number of Non-Voting XPLR Common Units to be paid as some or all of the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price set forth in the applicable Call Option Notice, notice delivered by XPLR Member pursuant to Section 7.03(b)(ii), or Class B COC Notice with respect to which a Call Option Sale Notice, Change of Control Sale Notice, or Class B COC Sale Notice has been delivered multiplied by (ii) the number of Call Exercise XPLR Units, Change of Control XPLR Units, or Class B COC XPLR Units, as applicable, to be sold pursuant to the applicable Sale Arrangement;
provided that the Sale Unit Clawback Value may not be less than zero and shall not exceed the Clawback Cap.
Sanctions means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the Treasury of the United Kingdom, or other relevant sanctions authority.
SDN has the meaning assigned that term in the definition of the term “Excluded Party.”
SDN List has the meaning assigned that term in the definition of the term “Excluded Party.”
Section 754 Election has the meaning assigned that term in Section 8.02(a)(iii).
Securities Act means the Securities Act of 1933, as amended.
Sellers has the meaning set forth in the Meade Purchase and Sale Agreement.

953941.04-WILSR01A - MSW

Tax means all foreign, federal, state, or local taxes, fees, assessments, and other governmental charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.
Term has the meaning assigned that term in Section 2.06.
Term Loan Agreement means that certain Credit Agreement, dated as of September 29, 2019, by and among Meade Borrower, Meade Guarantor, and each other party that becomes a party thereto pursuant to a joinder agreement, the financial institutions from time to time party thereto as lenders, MUFG Bank, Ltd., as administrative agent for the lenders, MUFG Union Bank, N.A., as collateral agent for the secured parties and as depositary agent, and Citibank, N.A. and MUFG Bank, Ltd., as coordinating lead arrangers and joint bookrunners.
Third-Party Buyer has the meaning assigned that term in Section 7.02(b)(ii).
Trading Day means a day on which the principal National Securities Exchange on which the XPLR Common Units are listed or admitted to trading is open for the transaction of business or, if such XPLR Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York generally are open.
Tranche A Credit Support means the Affiliate Guarantee, the Backstop Undertaking Agreement, the DSRA Letter of Credit, and the DSRA Guarantee and, to the extent any of the foregoing is replaced by XPLR or its Affiliates in a manner that complies with the Financing Documents, such replacements thereof.
Tranche A Facility means the Tranche A Term Loan Facility (as defined in the Term Loan Agreement), pursuant to the Term Loan Agreement, in an aggregate principal amount up to seven-hundred and fifty-seven million U.S. dollars ($757,000,000) incurred on the Effective Date pursuant to the Term Loan Agreement, the net proceeds of which were used to fund the acquisition of Meade Pipeline in accordance with the terms of the Meade Purchase and Sale Agreement.
Tranche B Credit Support means the Affiliate Guarantee, the Backstop Undertaking Agreement, the Completion Guaranty Agreement, the DSRA Letter of Credit, the DSRA Guarantee, and the Tranche B Support Letter of Credit and, to the extent any of the foregoing is replaced by XPLR or its Affiliates in a manner that complies with the Financing Documents, such replacements thereof.
Tranche B Facility means that certain Tranche B Term Loan Facility (as defined in the Term Loan Agreement) pursuant to the Term Loan Agreement, in an aggregate principal amount of up to sixty-eight million U.S. dollars ($68,000,000), the net proceeds of the initial draw of which were used to fund the acquisition of Meade Pipeline.
Tranche B Support Letter of Credit has the meaning set forth in the Term Loan Agreement.

953941.04-WILSR01A - MSW

Tranche C Credit Support means the Affiliate Guarantee, the Backstop Undertaking Agreement, the Completion Guaranty Agreement, the DSRA Letter of Credit, and the DSRA Guarantee and, to the extent any of the foregoing is replaced by XPLR or its Affiliates in a manner that complies with the Financing Documents, such replacements thereof.
Tranche C Facility means that certain Tranche C Term Loan Facility (as defined in the Term Loan Agreement) pursuant to the Term Loan Agreement, in an aggregate principal amount of up to ninety-three million U.S. dollars ($93,000,000.00), to be incurred following the Effective Date pursuant to the Term Loan Agreement, the net proceeds of which will be used to fund the Expansion Project.
Transco means Transcontinental Gas Pipe Line Company, LLC, a Delaware limited liability company.
Transco Capital Call means a Capital Call (as defined in the Meade Construction and Ownership Agreement or the Meade Expansion Construction and Ownership Agreement, as applicable) made by Transco and delivered to Meade Pipeline pursuant to the Meade Construction and Ownership Agreement or the Meade Expansion Construction and Ownership Agreement, as applicable.
Transco Lease means that certain Lease Agreement, dated as of February 14, 2014, by and between Transco and Meade Pipeline, as may be amended, modified, supplemented, or restated in accordance with its terms.
Transco MOU means that certain Memorandum of Understanding, dated as of February 14, 2014, by and between Transco and Meade Pipeline, as may be amended, modified, supplemented, or restated in accordance with its terms.
Transfer Agent means such bank, trust company, or other Person as may be appointed pursuant to the XPLR Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of XPLR.
Transfer Tax Escrow Funds has the meaning set forth in the Meade Purchase and Sale Agreement.
Transfer Taxes has the meaning set forth in the Meade Purchase and Sale Agreement.
Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Triggering Event means the occurrence of any of the following: (i) on or after May 13, 2026, XPLR Member (together with its permitted assignees) shall not have purchased more than fifty percent (50%) of the aggregate number of Class B Units outstanding on the

953941.04-WILSR01A - MSW

Effective Date pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, Class B COC Option, or right of first offer pursuant to Section 7.01(c), (ii) XPLR Member (or its permitted assignee) fails to satisfy XPLR Member’s obligations pursuant to Section 7.03 upon a Class B Member’s exercise of the XPLR Change of Control Option; (iii) XPLR Member otherwise materially breaches its obligations under this Agreement and fails to cure such breach within ten (10) days following XPLR Member’s receipt of written notice of such breach or (iv) a Major XPLR Default.
Unreturned Contribution means, as of any date, with respect to any Member, (a) the aggregate amount of all Capital Contributions made in respect of each Class A Unit and Class B Unit held by such Member on or prior to such date (including by such Member’s predecessor in interest with respect to such Class A Unit or Class B Unit), less (b) the aggregate amount of all distributions made by the Company in respect of each Class A Unit and Class B Unit held by such Member on or prior to such date (including to such Member’s predecessor in interest with respect to such Class A Unit or Class B Unit).
Unreturned Contribution Percentage means, as of any date, with respect to any Member, a fraction, the numerator of which is the Unreturned Contribution of such Member as of such date and the denominator of which is the aggregate Unreturned Contributions of all Members as of such date.
VWAP per XPLR Common Unit on any Trading Day means the per XPLR Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XIFR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one XPLR Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the XPLR Common Units are listed); provided, however, that, if the VWAP cannot be calculated for the XPLR Common Units on a particular date on any of the foregoing bases, the VWAP of the XPLR Common Units on such date shall be the fair market value as determined in good faith by the board of directors of XPLR in a commercially reasonable manner.
Welded Claims has the meaning set forth in the Meade Purchase and Sale Agreement.
Williams Agreements means the Meade Construction and Ownership Agreement, the Meade Expansion Construction and Ownership Agreement, the Meade Operation and Maintenance Agreement, the Transco Lease, the Transco MOU, the Waiver, Release and Settlement Agreement (as defined in the Purchase Agreement) and any other agreement between Transco or any of its Affiliates and the Company or any of its subsidiaries.
Withdraw, Withdrawing, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company as a Member. Such terms shall not include any

953941.04-WILSR01A - MSW

Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
Withdrawn Member means a Member that is deemed to have Withdrawn pursuant to Section 10.03.
XPLR has the meaning assigned that term in the preamble
XPLR Change of Control Option has the meaning assigned that term in Section 7.03(a) and constitutes the “NEP Change of Control Option,” as that term was used in the 2019 A&R LLC Agreement and as that term is used or referenced in the XPLR Limited Partnership Agreement, the Purchase Agreement, the Registration Rights Agreement, and any other agreement as the context requires.
XPLR Class B Parties means, as of any date, such of XPLR Member and its Affiliates and Permitted Assignees as hold Class B Units on such date (and each, individually, an “XPLR Class B Party”).
XPLR Common Unit means an interest of a limited partner in XPLR having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the XPLR Limited Partnership Agreement.
XPLR General Partner Interest means the general partner interest of XPLR held by the General Partner.
XPLR Limited Partnership Agreement means the Sixth Amended and Restated Agreement of Limited Partnership of XPLR, dated as of January 23, 2025, by and among XPLR Infrastructure Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
XPLR Member has the meaning assigned that term in the preamble.
1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.

953941.04-WILSR01A - MSW

ARTICLE 2
ORGANIZATION
2.01    Formation. The Company was formed by XPLR Member as a Delaware limited liability company by the filing of the Delaware Certificate as of July 15, 2019, and by XPLR Member’s entrance into the Initial LLC Agreement.
2.02    Name. The name of the Company is XPLR Infrastructure Pipelines, LLC, and all Company business shall be conducted in that name or such other names that comply with applicable Law as the Managing Member may select.
2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.
2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, and exercise all of its rights in respect of, directly or indirectly through subsidiaries, the Assets and any other assets acquired by the Company or its subsidiaries after the Effective Date in accordance with the terms of this Agreement together with the liabilities of the Company or its subsidiaries related thereto (including the Meade Permitted Indebtedness), and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related, or incidental to, or necessary or appropriate for the accomplishment of, the foregoing purposes.
2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided herein with respect to U.S. federal (and applicable state and local) income tax treatment, the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Term. The period of existence of the Company (the “Term”) commenced on July 15, 2019, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.

953941.04-WILSR01A - MSW

2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS
3.01    Schedule of Members. The name and address of each Member, the amount of each Member’s Capital Contributions, the number and class of Membership Interests held by each Member, and each Member’s Class A Percentage Interest and/or Class B Percentage Interest, as applicable, are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective Date, the GEPIF Investor and XPLR Member were the Members of the Company, and their respective Effective Date Capital Contributions, class of Membership Interest and Class A Percentage and/or Class B Percentage Interest, as applicable, are set forth on Exhibit A hereto. The Managing Member shall cause the schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any New Member, the withdrawal or substitution of any Member, the Disposition of Membership Interests, additional Capital Contributions made by any Member, or the receipt by the Company of notice of any change of address of a Member, each in accordance with, and after compliance with, the terms of this Agreement. No such amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.
3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:
(a)    such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in

953941.04-WILSR01A - MSW

good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;
(b)    such Member has duly executed and delivered this Agreement, the Registration Rights Agreement, and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at Law or in equity); and
(c)    such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions, or provisions of (A) the organizational and governing documents of such Member, (B) any contract or agreement to which such Member is a party or by which it or its assets are bound, or (C) any Law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except as provided in Section 3.06, Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.07, Section 8.03, Section 12.01(a), and Section 13.04, no vote, consent, or approval by the Members will be required for any matter or matters relating to the Company and its business or affairs or otherwise arising under this Agreement. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of a majority of the outstanding Class A Units, and, if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require Class B Member Approval. XPLR Member and its Affiliates shall have no right to vote any Class B Units held by them on any matter.
3.04    No Management Rights. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member (including any successor Managing Member) will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.

953941.04-WILSR01A - MSW

3.05    Limitation on Liability of Members.
(a)    To the fullest extent permitted under the Act and any other Law, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event will any Member, including any Class A Member in its capacity as the Managing Member or any of its, the Company’s, or any of their respective subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, agents, or employees be liable under this Agreement to the Company or any other Member for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable, except if in any such case such damages relate to, arise out of, or in any way relate to any breach of this Agreement and are in the form of diminution in value (it being understood that any change in the market price of the XPLR Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any third-party Claims.
(b)    Except as otherwise expressly provided herein, including the obligations of XPLR Member pursuant to Section 4.04, no Member will be required to restore a deficit balance in its Capital Account or make any additional contributions beyond its Effective Date Capital Contributions that have been made as of the Effective Date. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.
3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07    Access to Information. Each Member shall (i) be entitled to receive any information or reports delivered to Meade Pipeline by Transco, pursuant to the Meade Construction and Ownership Agreement or otherwise, and any other information that it may request concerning the Company and its subsidiaries, subject to Section 18-305(c) of the Act (provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database)), (ii) be entitled to receive the reports and information set forth in Article 9 pursuant to the terms set forth therein, and (iii) have the right,

953941.04-WILSR01A - MSW

upon reasonable advance notice, and at all reasonable times during usual business hours, to inspect the books of account and other records and reports of the Company. The Members’ right pursuant to clause (iii) may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, attorney, or other consultant so designated. The Member making the request shall bear the reasonable and documented out-of-pocket costs and expenses incurred in any inspection made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, attorneys, and consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.
3.08    Confidential Information. (a) Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only in connection with Company matters (including the Company’s conduct of its business in accordance with Section 2.04) or the internal affairs of such Member.
(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, a Member may make the following disclosures and uses of Confidential Information:
(i)    disclosures to another Member in connection with the conduct of the business and affairs of the Company and its subsidiaries;
(ii)    disclosures and uses that are approved by the Managing Member;
(iii)    disclosures to Governmental Authorities (x) as required by applicable Law or (y) as may be required from time to time to obtain the Required Governmental Authorizations;
(iv)    disclosures in connection with any financing for the Company or any of its subsidiaries, as approved (A) pursuant to Section 6.03 or (B) by the Class B Member Representative at any time from and after a Triggering Event;
(v)    disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, employees, agents, and advisors of such Affiliate, if such Affiliate is subject to a confidentiality obligation with the disclosing Member obligating such Affiliate to keep such Confidential Information confidential or if such Affiliate has agreed in writing to abide by the terms of this Section 3.08;
(vi)    disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or any of its subsidiaries to provide services to or for the Company or any of its subsidiaries or by the Class B Member Representative or its representatives (A) in connection with the Class B Member Representative’s rights under Section 7.07 or (B) at any time from and after a Triggering Event, and is subject to a customary confidentiality obligation with the Company

953941.04-WILSR01A - MSW

obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08;
(vii)    disclosures to (A) a bona fide potential direct or indirect purchaser of such Member’s Membership Interest or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.07, (B) any financing source or potential financing source to such Member or the Affiliates of such Member, or (C) any advisors, consultants, accountants, attorneys, financing sources or potential financing sources, or other representatives of any bona fide potential direct or indirect purchaser of such Member’s Membership Interest or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.07 or any representatives of the foregoing, in each case, if such potential purchaser, financing source or potential financing source, or representative is subject to a confidentiality agreement with the disclosing Member or the Company obligating the potential purchaser, financing source, potential financing source, or representative to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08.
(viii)    disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;
(ix)    disclosures to any Fund that owns, directly or indirectly, or otherwise Controls the disclosing Member, or to any Affiliated Fund, or to any existing or potential investor in such Fund or Affiliated Fund, solely if and to the extent such disclosure is made for the purpose of reasonable and customary reporting to such Fund or Affiliated Fund or such existing or potential investor; provided that (A) such Fund or Affiliated Fund, as applicable, is subject to a confidentiality obligation with the disclosing Member or the Company obligating such Fund or Affiliated Fund to keep such Confidential Information confidential on terms no less favorable to the Company than those terms set forth in this Section 3.08 and (B) such existing or potential investor in such Fund or Affiliated Fund is subject to a customary confidentiality obligation with the disclosing Member (or such Fund or Affiliated Fund) obligating such existing or potential investor to keep such Confidential Information confidential; provided, further, that disclosures to existing or potential investors in any such Fund or Affiliated Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its subsidiaries; and
(x)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law;

953941.04-WILSR01A - MSW

provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)    provide the Company and the Managing Member with prompt written notice (email being sufficient) of such requirements so that the Company or one or more of the Members may seek, at its or their sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(x);
(B)    consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded to the Confidential Information; and in the event such protective order or other appropriate remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be afforded to such Confidential Information.
(c)    Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.
(d)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at such Person’s option, destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained or until the second (2nd) anniversary of the end of the Term, whichever is earlier. The Members understand and agree that a Withdrawn Member’s computer systems may automatically back up Confidential Information, and to the extent that such computer back-up procedures create copies of the Confidential Information, the Withdrawn Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records; provided that such copies

953941.04-WILSR01A - MSW

are kept confidential for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(e)    The Members agree that no adequate remedy at Law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at Law or in equity, pursuant to Section 11.03 and Section 11.04.
(f)    The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.
ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS
4.01    Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of Class A Units (the “Class A Units”) and Class B Units (the “Class B Units”). As of the Effective Date, after giving effect to the transactions set forth in Section 4.03, the Class A Units and the Class B Units were held by the Class A Member and the Class B Member, respectively, in the respective amounts set forth on Exhibit A. On and after the Effective Date, the Membership Interests represented by Class A Units and Class B Units have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement.
4.02    Additional Membership Interests(a)    . Subject to Section 6.03, additional Membership Interests of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Managing Member may determine at the time of admission; provided that, for the avoidance of doubt, any foreclosure under a Class A Permitted Loan Financing on pledged Class A Units or Class B Units shall be permitted hereunder and the Managing Member shall, subject to Section 7.01(b), take all actions reasonably required to facilitate the admission of such New Members hereunder. The terms of admission or issuance must specify the amount of the initial Capital Contribution made to the Company (if any) and may provide for the creation of different classes or groups of Members having different rights, powers, and duties, subject to Section 6.03. Any such admission is effective only after the New Member has executed and delivered to the Managing Member an instrument containing the notice address of the New Member, the New Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 4.02 shall not be construed to replace the restrictions set forth in Section 7.01.

953941.04-WILSR01A - MSW

4.03    Capital Contributions.
(a)    Upon payment of the Class A Purchase Price to the Company by XPLR Member and consummation of the closing under the Purchase Agreement, effective as of the Effective Date, the Limited Liability Company Interests (as defined in the Initial LLC Agreement) of the Company, all of which were held by XPLR Member, were cancelled and exchanged for such number of Class A Units as is set forth opposite the name of XPLR Member on Exhibit A hereto, XPLR Member was designated the initial Class A Member, and the initial Capital Account of XPLR Member was equal to the Class A Purchase Price.
(b)    Upon payment of the Class B Purchase Price to the Company by the GEPIF Investor and consummation of the closing under the Purchase Agreement, effective as of the Effective Date, (i) the GEPIF Investor was admitted to the Company as a Class B Member, (ii) the GEPIF Investor accepted and held the number of Class B Units set forth opposite the name of the GEPIF Investor on Exhibit A hereto and became the sole Class B Member, and (iii) the initial Capital Account of the GEPIF Investor was equal to the Class B Purchase Price. The schedule of Members attached hereto as Exhibit A reflects the Capital Contributions of XPLR Member and the GEPIF Investor as of the Effective Date in the amounts set forth opposite their respective names on Exhibit A hereto (with respect to each Member, its “Effective Date Capital Contribution”), as such schedule may be amended hereafter in accordance with the terms of this Agreement.
(c)    The Effective Date Capital Contributions were used, together with the proceeds of the Tranche A Facility and the Tranche B Facility, to fund the acquisition of the Assets by subsidiaries of the Company pursuant to, and pay associated transaction fees incurred in connection with, the Meade Purchase and Sale Agreement.
4.04    Capital Calls.
(a)    The Managing Member may from time to time make one or more capital calls by written notice (each such written request, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to respond to a Transco Capital Call (including whether such Transco Capital Call is in respect of Project Costs for the Project, the Expansion Project, an Emergency, or otherwise), in which case a copy of such Transco Capital Call shall be included with such Capital Call, or to fund an Excess Claim Liability, a Meade Transfer Tax Liability, or otherwise, (ii) the total amount of Capital Contributions requested from all Members, (iii) the amount of Capital Contribution requested from the Member to whom the request is addressed, which shall equal the total amount of the Capital Call multiplied by such Member’s Unreturned Contribution Percentage as of the date of such Capital Call, and (iv) the date on which payments of the Capital Contributions are due (which date shall not be less than the earlier of twelve (12) Business Days following the date on which the Capital Call is given or, if applicable, one Business Day prior to the date on which such Transco Capital Call must be made by Meade Pipeline) and the method of payment (provided that such date and method shall be the same for each of the Members); provided that the Managing Member shall be obligated to make a Capital Call for Capital Contributions in response to a Transco Capital Call. Subject to

953941.04-WILSR01A - MSW

Section 4.04(b) and Section 4.04(c), the Members will have the option (but not the obligation) to make such additional Capital Contributions to the Company in accordance with the terms specified in such Capital Call. With respect to any Capital Call made in response to Meade Pipeline’s receipt of a Transco Capital Call, the Company shall contribute to its appropriate subsidiaries, and shall cause such subsidiaries to contribute to Meade Pipeline, the amount of Capital Contributions received from the Members with respect thereto so that Meade Pipeline may fund its proportionate share of such Transco Capital Call. In exchange for any Capital Contribution made by a Member pursuant to this Section 4.04, such funding Member’s aggregate Capital Contributions and Capital Account shall be increased to reflect such Capital Contribution. Notwithstanding the foregoing, but subject to Section 12.02(a)(iv), no Member shall be required to make any additional Capital Contribution (other than such Member’s Effective Date Capital Contribution and other than XPLR Member’s obligations provided in Section 4.04(b) and Section 4.04(c)) to the Company pursuant to this Agreement, even if such Capital Call is requested to fund an Emergency.
(b)    Solely with respect to Meade Pipeline’s receipt of a Transco Capital Call to fund the costs for the Expansion Project, the Managing Member shall make a corresponding Capital Call to the Members only if the principal amount then available to be drawn down under the Tranche C Facility is insufficient to satisfy Meade Pipeline’s required capital contribution pursuant to such Transco Capital Call, and such Capital Call shall be limited to an amount equal to the excess of Meade Pipeline’s proportionate share of such Transco Capital Call for the Expansion Project (as set forth in such Transco Capital Call) over the amount of the net proceeds received by Meade Pipeline under the Tranche C Facility to meet such Transco Capital Call. The Company shall contribute to its appropriate subsidiaries, and shall cause such subsidiaries to contribute to Meade Pipeline, the amount thereof so that Meade Pipeline may use such amount to fund its proportionate share of such Transco Capital Call (together with the proceeds from the Tranche C Facility received in respect of such Capital Call). XPLR Member shall be required to make, and XPLR shall cause XPLR Member to make, a Capital Contribution to the Company in cash in the amount of XPLR Member’s proportionate share (as determined pursuant to Section 4.04(a)) of such Transco Capital Call, and, to the extent any Class B Member opts not to make a Capital Contribution in its respective proportionate share of such Transco Capital Call, XPLR Member shall be required to make, and XPLR shall cause XPLR Member to make, either a Capital Contribution in cash or a loan to the Company in an amount necessary to satisfy such Class B Member’s proportionate share of such Transco Capital Call or otherwise as will allow the Transco Capital Call to be satisfied in full. For the avoidance of doubt, the Tranche C Facility shall be the primary resource for the Company and its subsidiaries to use to satisfy any Transco Capital Call in respect of costs for the Expansion Project, and no Member shall be obligated to make any Capital Contribution in respect thereof unless sufficient funds are not available under the Tranche C Facility to satisfy such Transco Capital Call.
(c)    In the event that the Company or any of its subsidiaries is required to make payment for any Pre-Closing Tax Liabilities, Meade Transfer Tax Liabilities, Excess Claim Liabilities, or Purchase Price Increase, the Managing Member shall send written notice to the Members of the amount thereof, with reasonable supporting detail regarding the nature of such liability. Within ten (10) Business Days following the date of any such notice, XPLR Member shall be required to make, and XPLR shall cause XPLR Member to make, a Capital Contribution

953941.04-WILSR01A - MSW

to the Company in cash in an amount equal to the amount of such Pre-Closing Tax Liability, Meade Transfer Tax Liability, Excess Claim Liability, or Purchase Price Increase, as applicable, and the Company shall use such amount to fund such Pre-Closing Tax Liability, Meade Transfer Tax Liability, Excess Claim Liability, or Purchase Price Increase, as applicable; provided that with respect to any Capital Contribution made in respect of any Pre-Closing Tax Liabilities, XPLR Member’s aggregate Capital Contributions and Capital Account shall not be increased to reflect such Capital Contribution.
4.05    Remedies upon Certain Defaults; Loans.
(a)    Subject to Section 4.05(b) and Section 4.05(c), if, at any time, any Member fails to make a Capital Contribution to the Company pursuant to Section 4.04(a), each other Member that has made a Capital Contribution in response to the applicable Capital Call shall have the option (but not the obligation), without the consent of any other Member, to make, a Capital Contribution in cash or a loan to the Company (or, in the case of a loan, to the applicable subsidiary of the Company) in an amount up to the full amount necessary to satisfy the proportionate share of such Capital Call that is deficient; provided, however, that, if more than one Member wishes to satisfy the deficient Capital Contribution (whether by making a Capital Contribution or loan), such Members shall be permitted to satisfy the deficient Capital Contribution in proportion to their respective Unreturned Contribution Percentages as of the date of the applicable Capital Call.
(b)    If, at any time, any Class B Member opts not to make a Capital Contribution in its respective proportionate share of a Transco Capital Call to fund the costs for the Expansion Project pursuant to Section 4.04(b), XPLR Member shall have the option (but not the obligation), without the consent of any other Member, to make a loan to the Company (or, in the case of a loan, to the applicable subsidiary of the Company), rather than a Capital Contribution in cash to the Company pursuant to Section 4.04(b), in an amount necessary to satisfy such Class B Member’s proportionate share of such Transco Capital Call or otherwise as will allow the Transco Capital Call to be satisfied in full.
(c)    If, at any time, a Monetary Default or a Credit Support Default occurs, the GEPIF Investor shall have the option (but not the obligation), without the consent of any other Member, to make a Capital Contribution in cash or loan to the Company (or, in the case of a loan, to the applicable subsidiary of the Company) in an amount up to the full amount necessary to satisfy or otherwise remedy such Monetary Default or Credit Support Default.
(d)    If a Member elects to make a loan to the Company or a subsidiary of the Company pursuant to Section 4.05(a), Section 4.05(b), or Section 4.05(c), such loan shall (i) accrue interest from the date of such loan, at an interest rate equal to eleven percent (11.0%) per annum, (ii) have a term of not more than one (1) year, and (iii) require monthly payment of interest and amortization of principal before any distributions may be made to the Members pursuant to Article 5 or otherwise. To the extent the Company is unable to make any such monthly payment of interest and amortization of principal or to repay in full all principal and accrued interest under such loan upon maturity, such loan will continue to accrue and accumulate from and including the date on which such monthly payment was due or the maturity date of such

953941.04-WILSR01A - MSW

loan, as applicable, until the date on which such monthly payment or such repayment in full of all principal and accrued interest, as applicable, is paid in full. The Managing Member shall cause the Company or such subsidiary, as applicable, to use the proceeds from any such loan solely to satisfy the obligations underlying, or otherwise remedy, such failure to make a Capital Contribution, Monetary Default, or Credit Support Default, as applicable. If any Member disputes the reasonableness of the terms of a loan made by another Member (including the Managing Member) pursuant to this Section 4.05, such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.
(e)    No Member shall have the right to make loans to the Company or its subsidiaries other than pursuant to this Section 4.05, without the prior written consent of the Managing Member and Class B Member Approval (which consent may be withheld by such holders in their sole discretion). No Member (or any of its Affiliates) making a loan to the Company pursuant to this Section 4.05 shall, in its capacity as a lender to the Company, institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company.
4.06    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).
4.07    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
4.08    Capital Accounts. (a) Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Net Profit (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.04(b), and shall be decreased by (w) the amount of money distributed to that Member by the Company, (x) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (y) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.04(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

953941.04-WILSR01A - MSW

(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such regulations.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
5.01    Monthly Cash Distributions. Except as provided in this Article 5, within thirty (30) days following the end of each month, the Managing Member shall determine the amount of Available Cash with respect to such month, and all such Available Cash with respect to such month shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the holders of Class A Units and the holders of Class B Units, as applicable, in immediately available funds within thirty (30) days following the end of such month (the date of payment of any such distribution, a “Distribution Date”) as set forth below.
(a)    For any Distribution Date occurring from and after the Effective Date, but prior to the earlier of November 13, 2024, and the Flip Date, Available Cash shall be distributed (i) ninety-nine percent (99%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests, and (ii) one percent (1%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(b)    Subject to Section 5.01(c), for any Distribution Date occurring during the Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests, and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, XPLR Member (or its permitted assignees) has purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of twenty-five percent (25%) or more of the number of Class B Units outstanding on the Effective Date on or prior to any given Distribution Date that occurs during the Distribution Adjustment Period (the “25% Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(c)    For any Distribution Date occurring from and after the Flip Date, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests, and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(d)    The aggregate number of Class B Units acquired by XPLR Member (or its permitted assignees) pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option shall be measured separately on each Distribution Date. If, on any Distribution Date, XPLR Class B Parties hold Class B Units, each such Person shall be entitled to receive its proportionate share of all distributions made to holders of Class B Units

953941.04-WILSR01A - MSW

pursuant to this Section 5.01 in accordance with its Class B Percentage Interest in effect as of such Distribution Date.
5.02    Distributions of Amounts Other than Available Cash.
(a)    The Managing Member shall determine the amount of any Sale Proceeds and Bankruptcy Recoveries received by the Company from time to time and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall distribute any such amounts in immediately available funds, within thirty (30) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units and Class B Units, (i) if prior to a Distribution Adjustment Date, pro rata in accordance with their respective Unreturned Contribution Percentages as of the date of such distribution until each Member’s Unreturned Contribution equals zero dollars ($0), and thereafter in accordance with the allocations of available proceeds provided under Sections 5.03(c) and Section 5.03(d), and (ii) if on or after a Distribution Adjustment Date, in accordance with the allocations of Available Cash provided under Section 5.01, as applicable.
(b)    The Managing Member shall determine the amount of any payment of a Purchase Price Adjustment received by the Company from time to time and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall distribute any such amounts in immediately available funds, within thirty (30) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests.
5.03    Distributions on Dissolution and Winding-Up. Upon a Dissolution Event, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed in the following order: (a) first, to each Member pro rata in accordance with the positive balance, if any, of such Member’s Capital Account (determined without regard to the allocations made pursuant to Section 12.02(b)), until each Member has received such positive balance, (b) second, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member, together with any amounts distributed pursuant to clause (a) of this Section 5.03, equals the aggregate Unreturned Contribution of such Member; (c) third, to the Class B Members (including, for the avoidance of doubt, XPLR Class B Parties), pro rata in accordance with their respective Class B Percentage Interests, until such Class B Members have received distributions that results in an Internal Rate of Return to such Class B Members, together with any amounts distributed pursuant to clause (a) and clause (b) of this Section 5.03, measured from the Effective Date to the date of dissolution, of eleven percent (11%); provided, however, that the aggregate amount of distributions made to Class B Members other than the XPLR Class B Parties pursuant to this clause (c) shall be reduced by an amount equal to (i) four percent (4%) of the total amount that would otherwise be distributed to such Class B Members pursuant to this clause (c), minus (ii) the aggregate amount of any reductions in the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price provided to Class B Members pursuant to Section 7.02(e), Section 7.03(b)(iv) through Section 7.03(b)(vi), or Section 7.04(b)(iv) through Section 7.04(b)(vi), respectively, to the extent such amount is greater than zero; and (d) fourth, any and all remaining proceeds after payment of the amounts specified in clauses (a), (b), and (c) of this Section 5.03, to the Class A Members,

953941.04-WILSR01A - MSW

pro rata in accordance with their respective Class A Percentage Interests. Notwithstanding anything in the preceding sentence to the contrary, any amounts otherwise distributable to the Class B Members pursuant to clause (b) or clause (c) of this Section 5.03 shall instead be distributed to the Class A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units, to the extent necessary to ensure that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members (as determined under Section 12.02) pursuant to this Section 5.03 to exceed ninety-nine percent (99%) of such proceeds.
5.04    Allocations. (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.08, except as provided in Section 5.04(b) or Section 12.02(b), for each Fiscal Year or other applicable period, including any Distribution Adjustment Allocation Period, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated among the Members as follows:
(i)    for the period from the Effective Date up to the first Distribution Adjustment Date and, if applicable, for any subsequent period during which Available Cash is required, pursuant to Section 5.01(b), to be distributed in the same proportions as set forth in Section 5.01(a) (any such period, a “99% Period”), ninety-nine percent (99%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and one percent (1%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; and
(ii)    for all periods beginning after a Distribution Adjustment Date, except any 99% Period, one percent (1%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and ninety-nine percent (99%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests.
The Managing Member may adopt any reasonable measures, conventions, and assumptions to give effect to the allocations required by this Section 5.04 for any Distribution Adjustment Allocation Period.
(b)    Notwithstanding anything to the contrary in Section 5.04(a):
(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.04(a).
(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(b)(ii) is intended to

953941.04-WILSR01A - MSW

comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.04(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.04(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(i) and Section 5.04(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.04(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).
(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.04(b)(vi) shall be made only if and to the extent that such

953941.04-WILSR01A - MSW

Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulations.
(vii)    The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Managing Member shall take into account future Regulatory Allocations under Section 5.04(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(c)    To the maximum extent possible, except as otherwise provided in this Section 5.04(c), all items of Company income, gain, loss, and deduction for federal income tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.04(a) and Section 5.04(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that take into account the variation between the adjusted tax basis of such property and its Book Value as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i).
5.05    Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Section 706 of the Code using any convention permitted by Section 706 of the Code and selected by the Managing Member.

953941.04-WILSR01A - MSW

5.06    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any other applicable Law with respect to any payment, distribution, or allocation to the Company or the Members shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.06 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.
ARTICLE 6
MANAGEMENT
6.01    Management by Managing Member.
(a)    Subject to Section 6.01(b) and Section 6.03, the business and affairs of the Company shall be managed by the Managing Member, and XPLR Member is hereby appointed by the Members as the initial Managing Member of the Company. Subject to Section 6.01(b), the Class A Member(s) shall have the right to designate a successor Managing Member; provided that, in the event that there is more than one Class A Member, such successor Managing Member shall be selected by the holders of a majority of the outstanding Class A Units; provided, further, that, except as provided in Section 6.01(b), the Person appointed to serve as successor Managing Member must be an Affiliate of XPLR.
(b)    At any time from and after a Triggering Event, (i) the Class B Member Representative shall have the right, but not the obligation, to remove the Managing Member and designate a successor Managing Member (provided that such successor Managing Member shall then own Class B Units and, if the GEPIF Investor or an Affiliate of the GEPIF Investor then owns Class B Units, shall be the GEPIF Investor or an Affiliate of the GEPIF Investor) and (ii) such successor Managing Member shall manage the business and affairs of the Company pursuant to the terms of this Agreement (subject to Section 6.03) and, notwithstanding anything in this Agreement to the contrary, shall have the right to cause the Company to terminate any Affiliate Transaction then in effect. Notwithstanding the foregoing, in the event that XPLR Member (or its Affiliate) is the operator of record of the Project at the Federal Energy Regulatory Commission (or any successor Governmental Authority) at the time a Triggering Event resulting from a Major XPLR Default occurs, so long as any amounts remain outstanding under the Term Loan Agreement, the Class B Member Representative shall not remove XPLR Member (or its Affiliate) as the operator of record of the Project until such time as the Class B Member Representative, at its discretion, replaces XPLR Member (or its Affiliate) as the operator of record of the Project with another Person who has sufficient experience, financial capability and other qualifications to operate the Project that is approved by the Required Lenders (as defined in the Term Loan Agreement).

953941.04-WILSR01A - MSW

(c)    Except as provided in Section 6.03, Section 6.04, or as otherwise expressly provided herein, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member, no Member will have any authority to bind the Company or to transact any business for the Company. The Managing Member may delegate to one or more Persons all or any part of its power and authority as Managing Member hereunder, including, subject to Section 6.03(q) and Section 6.04, pursuant to any management services agreement the Company may enter into with any Affiliate of the Company, except for such power and authority with respect to Major Decisions or other matters expressly requiring a vote by or consent of the Members pursuant to this Agreement, which will be expressly retained by the Members.
6.02    Standard of Care.
(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, neither the Managing Member nor any other Member shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at Law or in equity, are agreed by the Members to modify, to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.
(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:
(i)    to the fullest extent permitted by applicable Law, no Member, in its capacity as Member, nor any of such Member’s or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, employees, or agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and
(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member, and no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member to vote in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of,

953941.04-WILSR01A - MSW

and without incurring liability to, the Company, any other Member, or any officer or employee of the Company.
(c)    To the maximum extent permitted by applicable Law but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member and its Affiliates from all liabilities that such other Member or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Affiliates; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits a subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit a subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Managing Member in making such determination or taking or declining to take (or causing or permitting a subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its subsidiaries and (ii) does not take or decline to take (or cause or permit a subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its subsidiaries.
(e)    Without limiting the foregoing, the Managing Member shall, and shall carry out its obligations hereunder, in accordance with all Laws and requirements of this Agreement.
6.03    Major Decisions. The Company and its subsidiaries shall not, and the Managing Member shall cause the Company and its subsidiaries not to, take any action (including by the exercise or non-exercise of the Company’s direct or indirect approval rights in any other entity in which the Company directly or indirectly owns an interest) under this Section 6.03 (collectively, the “Major Decisions”) without having first obtained Class B Member Approval (which consent, except as may be expressly provided below in this Section 6.03, may be withheld by such holders in their sole discretion); provided, however, that if the Managing Member is removed by the Class B Member Representative and a successor Managing Member is designated, each

953941.04-WILSR01A - MSW

pursuant to and in accordance with Section 6.01(b), then (y) so long as the Managing Member was not removed pursuant to Section 6.01(b) as a result of a Major XPLR Default, each Major Decision shall require the approval of XPLR Member (which consent, except as may be expressly provided below in this Section 6.03, may be withheld by XPLR Member in its sole discretion), except that the approval of XPLR Member shall not be required for any Major Decision set forth in clauses (d), (f) (unless the applicable action would disproportionately adversely affect any Class A Member’s rights under this Agreement (as compared to other Members)), (i) (but only with respect to Encumbrances (and Dispositions upon foreclosure thereon) in connection with Indebtedness), (j) (unless the applicable action would disproportionately adversely affect any Class A Member’s rights under this Agreement (as compared to other Members)), or (k) (but only with respect to Expansions) of this Section 6.03; provided that, from and after the tenth (10th) anniversary of the Effective Date, and solely in connection with any Liquidity Event, the approval of XPLR Member shall not be required for any Major Decision set forth in clause (a) (other than amendments or waivers that disproportionately adversely affect any Class A Member’s rights under this Agreement (as compared to other Members)) or clauses (e), (i), or (l) of this Section 6.03) and (z) if the Managing Member was removed pursuant to Section 6.01(b) as a result of a Major XPLR Default, then the approval of XPLR Member shall not be required for any Major Decision, other than the Major Decisions set forth in clause (a) (but only those amendments or waivers that disproportionately adversely affect any Class A Member’s rights under this Agreement (as compared to other Members)), clauses (b), (c), (f) (but only if the applicable action would disproportionately adversely affect any Class A Member’s rights under this Agreement (as compared to other Members)), (e), (g), (k) (but only with respect to the entrance into a new line of business), (m), or clause (q) (in each case, which consent may not be unreasonably withheld, conditioned, or delayed):
(a)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the organizational documents of any subsidiary of the Company in a manner that adversely affects the Class B Members’ interest or Class A Members’ interest in the Company or indirect interest in any subsidiary of the Company;
(b)    alter or change the rights, preference, or privileges of the Class B Units or the Class A Units;
(c)    increase or decrease the authorized or issued number of Class A Units or Class B Units;
(d)    incur Indebtedness other than (i) the Meade Permitted Indebtedness, (ii) loans pursuant to Section 4.05, and (iii) any refinancing, restatement, amendment, supplement, extension, restructuring, or replacement financing for the Tranche A Facility, Tranche B Facility, or Tranche C Facility prior to the maturity of the Term Loan Agreement, in each case, having an aggregate principal balance as of the date thereof in an amount not greater than the outstanding and unpaid principal on the balance of the Tranche A Facility, Tranche B Facility, or Tranche C Facility, as applicable, as of the date thereof; provided that the terms of any such refinancing, restatement, amendment, supplement, extension, restructuring, or replacement financing shall require the prior written approval of the Class B Members (which consent shall not be

953941.04-WILSR01A - MSW

unreasonably withheld, conditioned, or delayed (it being understood and agreed that such consent shall not be deemed unreasonably withheld if the terms of any such refinancing, restatement, amendment, supplement, extension, restructuring, or replacement financing (A) are not consistent with, and not as favorable to the Company and its subsidiaries as, the provisions of the Term Loan Agreement or (B) contemplates or otherwise permits the extraordinary distribution of any proceeds to any of the Members, or any of their respective Affiliates));
(e)    provide for the payment of any dividend or distribution on, or the redemption or repurchase of, any equity security of the Company, except as expressly contemplated by this Agreement;
(f)    authorize or issue any new or additional Class A Units, Class B Units, or other equity interests of the Company or any of its subsidiaries;
(g)    change the entity form, dissolve, or liquidate the Company or any of its subsidiaries, or take any voluntary action to become Bankrupt (including any actions under Article 12 hereof) or agree to become Bankrupt;
(h)    purchase, rent, license, exchange, or otherwise acquire any material assets;
(i)    Dispose of or Encumber in any transaction or series of related transactions, (i) any asset that is material to the Company and its subsidiaries or any assets that, in the aggregate, are material to the Company and its subsidiaries, other than Encumbrances incurred on the Effective Date in connection with any Meade Permitted Indebtedness or (ii) any equity interests in the Company or any of its subsidiaries, other than Dispositions expressly permitted by Article 7, or otherwise take any action that would result in Sale Proceeds;
(j)    change any of its distribution policies, enter into any contract that prohibits or restricts distributions, or create any cash reserves in excess of the cash reserves permitted in the first sentence of the definition of Available Cash under this Agreement;
(k)    enter into a new line of business or pursue any Expansion (other than the Expansion Project);
(l)    enter into, amend, modify, terminate, waive any provision of, or exercise any rights or remedies under, (i) any contract or any acquisition or divestiture (including by merger or consolidation), joint venture, or partnership agreement that is in excess of one million U.S. dollars ($1,000,000) or (ii) any of the Williams Agreements;
(m)    make or amend any tax election or allocation with respect to the Company or its subsidiaries in a way that would materially and adversely affect the Class B Units or Class A Units (including changing the Company’s tax treatment as a partnership for U.S. federal tax purposes);
(n)    commence, settle, terminate, or fail to pursue any litigation, proceeding, governmental or regulatory action, or other Claim or dispute resolution proceeding reasonably expected to involve the payment by the Company or its subsidiaries of more than one million U.S.

953941.04-WILSR01A - MSW

dollars ($1,000,000) individually or five million U.S. dollars ($5,000,000) in the aggregate, or settle any Claim that materially restricts the business of the Company or any of its subsidiaries (which consent shall not be unreasonably withheld, conditioned, or delayed);
(o)    accelerate, delay, defer, or otherwise modify any payments, payables, receivables, or policies relating to any of the foregoing, other than in the ordinary course of business consistent with past practice and the policies of the Company and its subsidiaries (which consent shall not be unreasonably withheld, conditioned, or delayed);
(p)    adopt or amend any hedging plan or enter into, modify, or terminate any hedging arrangements outside any agreed hedging plan (which consent shall not be unreasonably withheld, conditioned, or delayed);
(q)    other than (i) Capital Calls pursuant to Section 4.04(a) in respect of a Transco Capital Call, (ii) Capital Calls pursuant to Section 4.04(b) or Section 4.04(c) and (iii) Member loans pursuant to Section 4.05, enter into, amend, modify, renew, fail to renew, terminate, waive any provision of, or exercise any rights or remedies under, any Affiliate Transaction that is not on arm’s length terms and in the ordinary course of business (which consent shall not be unreasonably withheld, conditioned, or delayed); or
(r)    agree to take any of the foregoing actions.
6.04    Affiliate Transactions. Notwithstanding anything to the contrary in this Agreement, but, without limiting the rights of the Class B Members or XPLR Member, as applicable, to consent pursuant to Section 6.03, the taking of any action, or failure to take any action, by the Company or any of its subsidiaries in the Company’s or such subsidiary’s capacity as a party to an Affiliate Transaction in connection with (a) any amendment, modification, extension, renewal, election, notice, or consent by the Company or any of its subsidiaries under any Affiliate Transaction, (b) a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) by the Company or any of its subsidiaries against a counterparty to an Affiliate Transaction or by a counterparty to an Affiliate Transaction against the Company or any of its subsidiaries (including a waiver of the breach or default, notice of breach or default, or notice of termination for breach or default in accordance with the terms of the Affiliate Transaction), or (c) the enforcement or exercise of, or failure to enforce or exercise, any of the Company’s or any of its subsidiaries’ rights or remedies in respect to such election, notice, or consent, or breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) shall, only after the Class B Members (if XPLR Member is the Managing Member) or XPLR Member (if XPLR Member has been removed as Managing Member pursuant to Section 6.01(b)) and the Managing Member cooperate in good faith to resolve any disputes among them arising out of or in connection with any of the foregoing, be conducted by or under the direction of the Class B Member Representative (if XPLR Member is the Managing Member) or XPLR Member (if XPLR Member has been removed as Managing Member pursuant to Section 6.01(b)), as applicable, in consultation with the Managing Member, and neither the Company nor any of its subsidiaries shall, and the Managing Member shall not cause the Company or any of its subsidiaries to, take or fail to take any actions in respect of any of the foregoing without the consent of the Class B Member Representative (if XPLR Member is

953941.04-WILSR01A - MSW

the Managing Member) or XPLR Member (if XPLR Member has been removed as Managing Member pursuant to Section 6.01(b)), as applicable. The advisors, consultants, and other representatives retained by the Company or any of its subsidiaries in connection with any matter subject to this Section 6.04 shall be selected by the Class B Member Representative (if XPLR Member is the Managing Member) or XPLR Member (if XPLR Member has been removed as Managing Member pursuant to Section 6.01(b)), as applicable, in its reasonable discretion, and the reasonable, documented out-of-pocket fees, costs, and expenses of any such advisors, consultants, or representatives so selected by the Class B Member Representative or XPLR Member, as applicable, shall be borne by the Company.
6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:

Name	Title
Alan Liu	President
Christopher H. Zajic	Vice President & Treasurer
Matthew Roskot	Vice President
Robert Gordon	Vice President
Mitchell S. Ross	Vice President
Jason B. Pear	Secretary
David Flechner	Assistant Secretary

6.06    Business Opportunities.
(a)    Except with respect to Expansions, each Member, including the Managing Member, and each Affiliate of a Member may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member, or any Affiliate of another Member the right to participate therein. Subject to Section 6.03(q), the Company may transact business with any Member or Affiliate thereof, and no Affiliate of a

953941.04-WILSR01A - MSW

Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company, any other Member, or any Affiliate of any other Member, by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)    renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member or its Affiliates now or in the future engages, that is presented to the Company, to any other Member, to any of their respective Affiliates, or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of the Company or of any other Member or any of their respective Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member or any of its Affiliates might be considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s membership in the Company, to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.
(c)    The Company:
(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of such Member or any of its Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member or any of its Affiliates might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.07    Insurance Coverage. The Managing Member shall cause the Company to acquire and maintain casualty, general liability (including product liability), property damage, and other types of insurance as the Managing Member may deem necessary or appropriate in its reasonable discretion and as is consistent with applicable industry standards for the industry in

953941.04-WILSR01A - MSW

which the Company and its subsidiaries operate, or as otherwise maintained by, or required to be maintained by, the Company and its subsidiaries in connection with the business of the Company and its subsidiaries (it being understood and agreed that Transco is required to carry and maintain insurance on the Project pursuant to the Meade Construction and Ownership Agreement such that the Managing Member shall not be required to cause the Company to carry or maintain any such insurance policy so long as Transco is so carrying and maintaining such insurance).
6.08    Exculpation and Indemnification.
(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each present and former officer of the Company, and each present and former Affiliate of a Member, and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member or otherwise modify or limit the standard of care set forth in Section 6.02.
(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the Company, its business, assets, properties, subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim to the extent (i) resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its subsidiaries) or Affiliates of the Company or any of its subsidiaries. Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).
(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered

953941.04-WILSR01A - MSW

Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns, and legal representatives.
(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.
6.09    Credit Support.
(a)    XPLR shall and shall cause its applicable Affiliates to (i) maintain in full force and effect, to the extent and for such period of time and in such amount as is required by the Term Loan Agreement, (ii) perform all of its obligations under or in respect of, and (iii) pay all related fees in connection with, each of (A) the Tranche A Credit Support, (B) the Tranche B Credit Support, and (C) the Tranche C Credit Support.
(b)    In the event that any refinancing, restatement, amendment, supplement, extension, restructuring, or replacement financing of all or any of the Tranche A Facility, Tranche B Facility, or Tranche C Facility permitted pursuant to Section 6.03(d) (a “Permitted Refinancing”) would not generate sufficient proceeds to repay in full the amounts due under the Tranche A Facility, Tranche B Facility and/or the Tranche C Facility, as the case may be, upon

953941.04-WILSR01A - MSW

the cancellation and return of the Tranche A Credit Support, the Tranche B Credit Support, and/or the Tranche C Credit Support, as applicable, XPLR agrees to contribute an amount to the repayment of the Tranche A Facility, the Tranche B Facility, and/or the Tranche C Facility, as the case may be, up to but not exceeding the amount of the Tranche A Credit Support, the Tranche B Credit Support, and/or the Tranche Credit Support, so cancelled and returned, so as to permit the consummation of such Permitted Refinancing.
(c)    In the event that (i) XPLR fails to perform or fulfill its obligations under this Section 6.09, (ii) an Event of Default (as defined in the Term Loan Agreement) occurs (or would have occurred but for the taking of any Class B Cure Actions) in respect of (x) any failure to provide, maintain or comply with any Tranche A Credit Support, Tranche B Credit Support, or Tranche C Credit Support (or with the requirements of the Financing Documents in respect of such Tranche A Credit Support, Tranche B Credit Support, or Tranche C Credit Support) or (y) any failure to replace any Tranche A Credit Support, Tranche B Credit Support, or Tranche C Credit Support in accordance with the Financing Documents to the extent such credit support no longer satisfies the requirements of or is otherwise required to be replaced by the terms of such Financing Documents, or (iii) an Event of Default (as defined in the Term Loan Agreement) occurs (or would have occurred but for the taking of any Class B Cure Actions) under Section 7.01(m)(iii) or Section 7.01(s) of the Term Loan Agreement that is not cured in accordance with the terms of the Term Loan Agreement (any of the events described in clauses (i), (ii), or (iii), a “Credit Support Default”), the Class B Member Representative shall have the right, but not the obligation, to (A) exercise its remedies pursuant to Section 4.05, (B) provide (or cause any of its Affiliates to provide) credit support in lieu of the Tranche A Credit Support, the Tranche B Credit Support, or the Tranche C Credit Support, as applicable, or provide other credit support, or otherwise take any action, to attempt to cure, prevent, or mitigate any event of default and (C) exercise all other rights and remedies available to it or the Company or its subsidiaries under the Term Loan Agreement, including, for the avoidance of doubt, the right to buyout or prepay the Tranche A Facility, the Tranche B Facility, or the Tranche C Facility, as applicable (any of the foregoing actions in subclauses (A) through (C) and the actions in the following sentence, the “Class B Cure Actions”). Notwithstanding the foregoing, in the event that any default occurs under the Term Loan Agreement that with notice or passage of time or both would result in an Event of Default (as defined in the Term Loan Agreement) and XPLR fails to take such actions as are necessary to avoid such event becoming an Event of Default (as defined in the Term Loan Agreement), the Class B Member Representative shall have the right, but not the obligation, to take any Class B Cure Actions.
ARTICLE 7
TRANSFERS AND TRANSFER RESTRICTIONS
7.01    General Restrictions on Transfers.
(a)    Except as otherwise provided in this Article 7, and other than Dispositions by a Member to one or more of its Affiliates, Affiliated Funds, and Affiliated Investment Vehicles, (i) for so long as any Class B Units remain outstanding (other than Class B Units held by XPLR Class B Parties), XPLR Member and its Affiliates holding Class A Units or Class B Units may not Dispose of all or any portion of their Class A Units or Class B Units without Class

953941.04-WILSR01A - MSW

B Member Approval; and (ii) no Class B Member (other than XPLR Member and its Affiliates holding Class B Units, which shall be subject to clause (i) of this Section 7.01) may Dispose of all or any portion of its Class B Units prior to the third (3rd) anniversary of the Effective Date without the prior written consent of XPLR Member; provided, however, that (1) each Class A Member shall be permitted to Encumber all or a portion of its Membership Interest in, and distributions with respect to, its Class A Units or Class B Units in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class A Permitted Loan Financing on pledged Class A Units or Class B Units shall not be deemed to violate this Section 7.01(a)); (2) from and after a Triggering Event, each Class B Member shall be permitted to Dispose of its Class B Units without the written consent of XPLR Member (provided, however, that, if the Triggering Event occurred prior to May 13, 2026, no Disposition to an Excluded Party shall be permitted without the written consent of XPLR Member); (3) at any time from and after the third (3rd) anniversary of the Effective Date but prior to May 13, 2026, each of the Class B Members (other than XPLR Member and its Affiliates holding Class B Units) may freely Dispose of all or any portion of its Class B Units to any Person, other than an Excluded Party, without the consent of XPLR Member, but only to the extent that, prior to the date of such Class B Member’s delivery of a Disposition Notice (as defined below) with respect to such Disposition of Class B Units, such Class B Member has not received a then pending Call Option Notice or Class B COC Notice with respect to the Class B Units held by such Class B Member (in which event, such Class B Member shall be permitted to Dispose of only such number of its Class B Units as is not subject to such Call Option Notice or Class B COC Notice, as applicable); and (4) at any time on or after May 13, 2026, each of the Class B Members (other than XPLR Member and its Affiliates holding Class B Units) may freely Dispose of all or any portion of its Class B Units to any Person without the consent of XPLR Member, subject, in the case of clause (4), to Section 7.01(c). Each Member agrees that it shall provide the Managing Member and the other Members with prior written notice of any proposed Disposition or Encumbrances of its Membership Interests (a “Disposition Notice”). Any attempted Disposition or Encumbrance of a Membership Interest other than in strict accordance with this Article 7 shall be, and is hereby declared, null and void ab initio.
(b)    An Assignee may be admitted to the Company as a Member, with the Membership Interest so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and, if applicable, Section 7.02 or Section 7.03. In addition to the requirements set forth in Section 7.01(a), any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided that the Managing Member, in its sole and absolute discretion, may waive any of the following requirements:
(i)    Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee of the Disposing Member and all expenses required to be paid under clause (ii) below may be paid by the applicable Assignee):

953941.04-WILSR01A - MSW

(A)    Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.
(B)    Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee and, if applicable, each Parent of the Assignee; (bb) the Unreturned Contribution Percentages, after giving effect to the Disposition, of the Disposing Member and its Assignee (which together must total the Unreturned Contribution Percentage of the Disposing Member before the Disposition); (cc) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (dd) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission is being made in accordance with all applicable Laws and, to the extent applicable, any Class A Permitted Loan Financing.
(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than ninety (90) days thereafter.
(iii)    No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.
(iv)    No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v)    PTP. No Disposition shall be permitted if such Disposition would result in the Company’s being treated as a publicly traded partnership subject to tax as an association for U.S. federal income tax purposes.
(c)    If, at any time from and after May 13, 2026, but prior to the earlier of (y) the occurrence of a Triggering Event or (z) the tenth (10th) anniversary of the Effective Date, any Class B Member wishes to Dispose of any or all of its Class B Units then held by such Class B Member other than to an Affiliate, Affiliated Fund or Affiliated Investment Vehicle of such Class B Member, and XPLR Member has not, at such time, delivered a then pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units then held by such Class B

953941.04-WILSR01A - MSW

Member, then XPLR Member shall have a right of first offer with respect thereto in accordance with the following provisions:
(i)    The Disposing Member shall provide the Managing Member and XPLR Member with a Disposition Notice that specifies the number of Class B Units that the Disposing Member intends to Dispose of (which shall not include any Class B Units subject to a pending Call Option Notice or Class B COC Notice).
(ii)    XPLR Member shall have a period of up to thirty (30) days following receipt of such Disposition Notice to offer in writing (an “Offer Notice”) to purchase all of the Class B Units specified in the Disposition Notice, which Offer Notice shall include a form of acquisition agreement, and specify the purchase price per Class B Unit (which shall be in cash), the date on which such purchase is proposed to be consummated, and all other terms on which XPLR Member proposes to acquire the Class B Units specified in the Disposition Notice. Upon receipt of an Offer Notice, the Disposing Member shall have a period of up to thirty (30) days following receipt of such Offer Notice (the “Notice Period”) to deliver a written notice to XPLR Member stating that it accepts XPLR Member’s offer to purchase the Class B Units specified in the Disposition Notice for such consideration and pursuant to the terms set forth in the Offer Notice.
(iii)    If (i) XPLR Member fails to submit an Offer Notice within such period of thirty (30) days, or (ii) the Disposing Member does not deliver a notice to XPLR Member accepting the Offer Notice, then, for a period of two hundred ten (210) days after such failure to submit an Offer Notice or the expiration of the Notice Period, as applicable, thereafter (subject to extension for receipt of any Required Governmental Authorizations), the Disposing Member shall be permitted to sell to any Person all of the Class B Units specified in the Disposition Notice at a price per Class B Unit equal to or greater than the price set forth in the Offer Notice and on such other terms as are, in the aggregate, no less favorable to such Class B Member than those offered by XPLR Member in the Offer Notice, in each case, subject to compliance with Section 7.01(b).
(iv)    XPLR Member may, in its sole discretion, assign, in whole or in part, to XPLR or any subsidiary of XPLR its right to offer to purchase the Class B Units of any Class B Member pursuant to this Section 7.01(c).
(d)    Subject to XPLR Member’s rights pursuant to Section 7.01(c), XPLR Member agrees to provide reasonable cooperation and assistance in connection with any Class B Member’s proposed Transfer of Class B Units. In furtherance of the foregoing, the Managing Member shall, and shall cause the Company and its subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable assistance with respect to, and take customary actions reasonably requested by the Class B Members, including (i) making the Company’s and its subsidiaries’ properties, books and records, and other assets reasonably available for inspection by potential acquirers, (ii) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, and (iii) upon reasonable notice, making employees of the Managing Member, the Company, and its

953941.04-WILSR01A - MSW

Affiliates reasonably available for presentations, site visits, interviews, and other diligence activities, subject, in each case, to customary confidentiality provisions; provided that none of the foregoing actions unreasonably interferes with the operation of any business of the Company or any of its subsidiaries. The Class B Members and their Affiliates shall, promptly upon written request by XPLR Member, reimburse XPLR Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), to the extent such costs, fees, and expenses are incurred by such Person or any of the directors, officers, managers, members, partners, employees, stockholders, representatives, advisors, or Affiliates of such Person in connection with any such Person’s complying with the obligations under this Section 7.01(d).
7.02    Call Option.
(a)    At any time, and from time to time, on or after May 13, 2023, but prior to May 13, 2026, XPLR Member shall have the right, but not the obligation, to acquire, subject to the limitations and requirements of this Section 7.02, all or any portion of the outstanding Class B Units at a purchase price that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.02, measured from the Effective Date to the Call Option Closing Date, of eleven percent (11%) on each Class B Unit acquired upon the exercise of such Call Option (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”). XPLR Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than XPLR or a subsidiary thereof; provided, however, that, in the event of any such assignment, XPLR Member and XPLR shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.
(b)
(i)    To exercise the Call Option, XPLR Member shall deliver to the Class B Members written notice of such exercise (the “Call Option Notice”) following the end of trading on a Trading Day containing (A) the date on which the Call Option is to be consummated (the “Call Option Closing”), which shall be seven (7) Business Days after the date of the Call Option Notice (the “Call Option Closing Date”), (B) the number of Class B Units to be purchased, (C) the Call Option Purchase Price per Class B Unit, (D) a report in the form of the IRR Report showing the Internal Rate of Return as of the Call Option Closing Date, and (E) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash, Non-Voting XPLR Common Units, or a combination of cash and Non-Voting XPLR Common Units, subject to the other requirements of this Section 7.02, including the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that XPLR Member may issue a maximum of one (1) Call Option Notice in any calendar quarter. The Call Option Notice shall be delivered to the Class B Members seven (7) Business Days in advance of the Call Option Closing Date and shall be irrevocable. Delivery of the initial Call Option Notice may be made prior to the first date on which XPLR Member is permitted to exercise the Call Option in accordance with the preceding sentence (but for the avoidance of doubt, no Call Option Closing shall occur prior to May 13, 2023).

953941.04-WILSR01A - MSW

(ii)    The Class B Member Representative shall, at least four (4) Business Days prior to the Call Option Closing Date, deliver to the Company and XPLR Member a written election (the “Call Option Election Notice”), notifying XPLR Member as to whether any of the Class B Members elects to sell all or any portion of the Non-Voting XPLR Common Units to be issued as payment of the Call Option Purchase Price (“Call Exercise XPLR Units”) to a Person other than an Affiliate, Affiliated Fund, or Affiliated Investment Vehicle of such Class B Member (a “Third-Party Buyer”) within three (3) Business Days following the Call Option Closing Date (if applicable, the “Call Units Sale Date”) and specifying the number of Call Exercise XPLR Units (if any) to be sold by each Class B Member (a “Sale Election”). The Call Option Election Notice shall be irrevocable. If any of the Class B Members makes a Sale Election, then such Class B Members shall use commercially reasonable efforts to make arrangements with an underwriter, broker, or other sales agent to facilitate such sale (the “Sale Arrangement”) of the Call Exercise XPLR Units that are subject to the Sale Election on the Call Units Sale Date. The Class B Member Representative shall regularly update XPLR with respect to the negotiation of the Sale Arrangement, and XPLR shall use commercially reasonable efforts to cooperate with the Class B Member Representative in connection with sales of Call Exercise XPLR Units pursuant to such Sale Arrangement.
(iii)    The Class B Member Representative shall, at least two (2) Business Days prior to the Call Option Closing Date, deliver to the Company and XPLR Member a written notice (the “Call Option Sale Notice”), notifying the Company and XPLR Member as to whether any Sale Arrangement has been arranged, and, if so, the Agreed Sale Price per Call Exercise XPLR Unit and the number of Call Exercise XPLR Units to be sold by each applicable Class B Member on the Call Units Sale Date pursuant to such Sale Arrangement. The Call Option Sale Notice shall be irrevocable. XPLR and such Class B Members shall use commercially reasonable efforts to cooperate in any sale of Call Exercise XPLR Units pursuant to such Sale Arrangement.
(c)    The aggregate number of Class B Units purchased in any Call Option shall, cumulatively when taken together with all Class B Units purchased in all prior exercises of the Call Option, shall be no more than:
(i)    from May 13, 2023, but prior to May 13, 2024, twenty-five percent (25%) of the total number of outstanding Class B Units;
(ii)    from May 13, 2024, but prior to November 13, 2024, fifty percent (50%) of the total number of outstanding Class B Units;
(iii)    from November 13, 2024, but prior to May 13, 2025, seventy-five percent (75%) of the total number of outstanding Class B Units; and
(iv)    from and after May 13, 2025, one hundred percent (100%) of the total number of outstanding Class B Units.

953941.04-WILSR01A - MSW

(d)    Non-Voting XPLR Common Units may be used for payment of the Call Option Purchase Price at any Call Option Closing Date subject to the following limitations and the satisfaction of each of the following conditions as of the applicable Call Option Closing Date:
(i)    the XPLR Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii)    the Registration Rights Agreement shall be in effect with respect to the XPLR Common Units into which the Non-Voting XPLR Common Units are convertible, subject to and in accordance with the terms of the XPLR Limited Partnership Agreement;
(iii)    the NEP LPA Amendment (as that term is used in the Purchase Agreement) shall be in full force and effect, without any modification thereto;
(iv)    XPLR must have an effective registration statement on file with the Commission covering resales of the underlying XPLR Common Units to be received upon conversion of the Non-Voting XPLR Common Units, and none of XPLR or its Affiliates has knowledge of any news, events, or developments that XPLR or such Affiliates believe would require it to suspend the use of such registration statement under Section 2.01(b) of the Registration Rights Agreement;
(v)    (A) none of XPLR or its Affiliates has knowledge of previously undisclosed material news, events, or developments that XPLR or such Affiliate would be obligated to disclose publicly, under applicable Law or the rules of the National Securities Exchange on which the XPLR Common Units are listed, if XPLR or such Affiliate were offering and selling XPLR Common Units (or other publicly traded securities), the disclosure of which would reasonably be expected to negatively affect the trading price of XPLR Common Units on the applicable National Securities Exchange; and (B) XPLR (or its Affiliates) shall have publicly disclosed any material news, events or developments that would reasonably be expected to negatively affect the trading price of XPLR Common Units on the applicable National Securities Exchange at least one (1) full Trading Day (on which XPLR Common Units traded on the applicable National Securities Exchange without stop or interruption) prior to the issuance of any Call Option Notice; and
(vi)    in any exercise of the Call Option, the aggregate number of Non-Voting XPLR Common Units that will be issued to holders of Class B Units at the applicable Call Option Closing, together with all Non-Voting XPLR Common Units issued in all prior exercises of the Call Option, shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding XPLR Common Units on a Fully Diluted Basis (including any Non-Voting XPLR Common Units to be issued at the applicable Call Option Closing).
(e)    XPLR Member may pay any Call Option Purchase Price, at its option (subject to Section 7.02(d) above), in either cash, Non-Voting XPLR Common Units, or a combination of cash and Non-Voting XPLR Common Units. Any Call Exercise XPLR Units to

953941.04-WILSR01A - MSW

be issued as payment of (or partial payment of) any Call Option Purchase Price will be issued at a price (the “Issuance Price”) specified in the applicable Call Option Notice, which Issuance Price shall be specified as the lesser of (X) the 10-day VWAP on the date of the Call Option Notice and (Y) the listed price of a XPLR Common Unit as of the end of trading on the date of the Call Option Notice; provided, however, that:
(i)    if any portion of the Call Option Purchase Price is to be paid in cash (the “Call Option Cash Portion”), then the Call Option Cash Portion paid on the Call Option Closing Date shall be reduced by an amount equal to four percent (4%) of the Call Option Cash Portion;
(ii)    if (A) any portion of the Call Option Purchase Price is to be paid in Non-Voting XPLR Common Units, (B) the Class B Members have elected to sell some or all of the Call Exercise XPLR Units through the applicable Sale Arrangement, and (C) the applicable Sale Unit Clawback Value is greater than zero (not to exceed the Clawback Cap), then the number of Call Exercise XPLR Units to be issued to such Class B Member at the Call Option Closing shall be reduced by a number of Call Exercise XPLR Units equal to the quotient obtained by dividing (y) the applicable Sale Unit Clawback Value by (z) the Issuance Price used in the calculation of the Call Option Purchase Price; and
(iii)    if any portion of the Call Option Purchase Price is to be paid in Non-Voting XPLR Common Units and the Class B Member Representative does not timely deliver a Call Option Sale Notice containing a Sale Election by one or more Class B Members to sell any of the Call Exercise XPLR Units to be issued as part of such Call Option Purchase Price, then the number of Call Exercise XPLR Units to be issued at the Call Option Closing shall be reduced by a number of Call Exercise XPLR Units equal to the quotient obtained by dividing (A) the applicable Held Unit Clawback Value by (B) the Issuance Price used in the calculation of the Call Option Purchase Price.
(f)    On each Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the applicable Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee will pay the Call Option Cash Portion (subject to reduction pursuant to Section 7.02(e), as applicable), if any, to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) XPLR shall satisfy the remaining portion of the Call Option Purchase Price by issuing Non-Voting XPLR Common Units to the Class B Members (subject to reduction pursuant to Section 7.02(e), as applicable), and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting XPLR Common Units, as the case may be, to such Class B Members (or their nominee(s)). No fractional Non-Voting XPLR Common Units will be issued, and any fractional Non-Voting XPLR Common Units that otherwise would be issuable as part of the Call Option Purchase Price shall be rounded down to the nearest whole number of Non-Voting XPLR Common Units, and the Call Option Cash Portion shall be increased to reflect the value of such fractional Non-Voting XPLR Common Units. The Members agree that each Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental

953941.04-WILSR01A - MSW

Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the Effective Date until the date of the actual Call Option Closing.
(g)    Following consummation of the Call Option pursuant to which all of a Class B Member’s Class B Units are acquired by XPLR Member (or its nominee), the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of the Class B Units effective as of the applicable Call Option Closing.
(h)    If, in the exercise of any Call Option, the number of Class B Units to be purchased is less than all of the outstanding Class B Units and there are multiple holders of such Class B Units, the Class B Units so purchased will be acquired pro rata from the Class B Members (other than XPLR Member and its Affiliates, if they hold Class B Units) based on the number of Class B Units held.
(i)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and XPLR agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of Non-Voting XPLR Common Units, as the case may be, to such Class B Members (or their nominee(s)).
(j)    XPLR Member or its nominee shall be entitled to deduct and withhold from each Call Option Purchase Price the amounts each XPLR Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld and properly remitted to the appropriate Governmental Authority shall be deemed paid for all purposes of this Agreement to the Person with respect to which such amount was withheld; provided that any such amounts shall be specified by XPLR Member in the applicable Call Option Notice; provided, further, that if, on the Call Option Closing Date, the Class B Members deliver to XPLR Member or its nominee withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, IRS Notice 2018-29, that the Class B Member (or if such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, XPLR Member or its nominee shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in applicable Law prior to the Call Option Closing Date that requires such withholding.
7.03    Change of Control of XPLR.
(a)    If, at any time, there is an announcement of a proposed Change of Control of XPLR (or the entry into any agreement providing therefor), then, commencing on the date of such announcement of a proposed Change of Control of XPLR or such entry into such agreement and ending on the date that is ninety (90) calendar days after the consummation of such Change of

953941.04-WILSR01A - MSW

Control of XPLR, each Class B Member shall have the right, but not the obligation, to require XPLR Member to acquire all or any portion of the Class B Units held by such Class B Member at a purchase price for each Class B Unit for which such election is made that is the greater of (i) a purchase price that results in a return to such Class B Member of at least an Internal Rate of Return on each such Class B Unit purchased pursuant to this Section 7.03, measured from the Effective Date to the Change of Control Closing Date, of eleven percent (11%) or (ii) an amount that, together with the aggregate amount of distributions received by such Member in respect of such Class B Units, provides a return of 140% of such Class B Member’s aggregate Capital Contributions in respect of such Class B Units, measured from the date on which any applicable Capital Contribution is made to the Company to the Change of Control Closing Date (collectively, the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “XPLR Change of Control Option”). XPLR Member may not assign its obligation to purchase such Class B Units pursuant to this Section 7.03 to any Person other than XPLR or a subsidiary thereof.
(b)
(i)    To exercise its XPLR Change of Control Option, a Class B Member shall deliver to XPLR Member written notice executed by such Class B Member of such exercise (the “Change of Control Notice”) containing (i) the date on which the acquisition of the Class B Units identified in the Change of Control Notice (the “Change of Control Closing”) is to be consummated (such date, the “Change of Control Closing Date”), and (ii) the number of Class B Units to be purchased and the Change of Control Purchase Price per Class B Unit. XPLR Member may pay the Change of Control Purchase Price, at its option, in either cash, Non-Voting XPLR Common Units or a combination of cash and Non-Voting XPLR Common Units; provided, however, that XPLR may issue a security that is substantially equivalent to the XPLR Common Units in terms of rights, preferences, and privileges, including with respect to economics, governance, transferability and liquidity, if, as a result of the Change of Control of XPLR, XPLR will cease to exist or the XPLR Common Units will cease to be listed on a National Securities Exchange. If some or all of the Change of Control Purchase Price consists of Non-Voting XPLR Common Units, the Issuance Price for each such Non-Voting XPLR Common Unit will be specified as the lesser of (A) the 10-day VWAP of the XPLR Common Units on the date of the announcement of, or entry into an agreement with respect to, the proposed Change of Control of XPLR and (B) the listed price of a XPLR Common Unit as of the end of trading on the Trading Day that immediately precedes the Change of Control Closing Date (or, if the XPLR Common Units are not then listed on a National Securities Exchange, the fair market value of a XPLR Common Unit on such date, as determined in good faith by the board of directors of XPLR in a commercially reasonable manner).
(ii)    The Change of Control Notice shall be delivered to XPLR Member ten (10) Business Days in advance of the Change of Control Closing Date. If XPLR Member elects to pay the Change of Control Purchase Price in Non-Voting XPLR Common Units, XPLR Member shall, within three (3) Business Days of the date of any such Change of Control Notice, notify the Class B Member Representative of such

953941.04-WILSR01A - MSW

election. The Class B Member Representative shall, at least five (5) Business Days prior to the Change of Control Closing Date, deliver a notice to the Company and XPLR Member (a “Change of Control Election Notice”) notifying XPLR Member as to whether any of the Class B Members elects to sell all or any portion of the Non-Voting XPLR Common Units to be issued as payment of the Change of Control Purchase Price (“Change of Control XPLR Units”) to a Third-Party Buyer within three (3) Business Days following the Change of Control Closing Date (or, in the event that XPLR Common Units are no longer listed on Nasdaq or the New York Stock Exchange, within 180 days following the Change of Control Closing Date) (if applicable, the “Change of Control Units Sale Date”) and specifying the number of Change of Control XPLR Units (if any) to be sold by each Class B Member (a “Change of Control Units Sale Election”). The Change of Control Units Election Notice shall be irrevocable. If any of the Class B Members elects to sell all or any portion of such Non-Voting XPLR Common Units pursuant to a Change of Control Units Sale Election, then such Class B Members shall use commercially reasonable efforts to make a Sale Arrangement for the Change of Control XPLR Units that are subject to the Change of Control Units Sale Election on the Change of Control Units Sale Date. The Class B Member Representative shall regularly update XPLR with respect to the negotiation of the Sale Arrangement, and XPLR shall use commercially reasonable efforts to cooperate with the Class B Member Representative in connection with sales of Change of Control XPLR Units pursuant to such Sale Arrangement.
(iii)    The Class B Member Representative shall, at least one (1) Business Day prior to the Change of Control Closing Date, deliver to the Company and XPLR Member a written notice (the “Change of Control Sale Notice”), notifying the Company and XPLR Member as to whether any Sale Arrangement has been arranged, and, if so, the Agreed Sale Price per Change of Control XPLR Unit and the number of Change of Control XPLR Units to be sold by each applicable Class B Member on the Change of Control Units Sale Date pursuant to such Sale Arrangement. The Change of Control Sale Notice shall be irrevocable. XPLR and such Class B Members shall use commercially reasonable efforts to cooperate in any sale of Change of Control XPLR Units pursuant to such Sale Arrangement.
(iv)    If any portion of the Change of Control Purchase Price is to be paid in cash (the “Change of Control Cash Portion”), then the Change of Control Cash Portion paid on the Change of Control Closing Date shall be reduced by an amount equal to four percent (4%) of the Change of Control Cash Portion.
(v)    If (A) any portion of the Change of Control Purchase Price is to be paid in Non-Voting XPLR Common Units, (B) the Class B Members have elected to sell some or all of the Change of Control XPLR Units through the applicable Sale Arrangement, and (C) the applicable Sale Unit Clawback Value is greater than zero (not to exceed the Clawback Cap), then the number of Change of Control XPLR Units to be issued to such Class B Member at the Change of Control Closing shall be reduced by a number of Change of Control XPLR Units equal to the quotient obtained by dividing (y)

953941.04-WILSR01A - MSW

the applicable Sale Unit Clawback Value by (z) the Issuance Price used in the calculation of the Change of Control Purchase Price.
(vi)    If any portion of the Change of Control Purchase Price is to be paid in Non-Voting XPLR Common Units and the Class B Member Representative does not timely deliver a Change of Control Sale Notice containing a Change of Control Units Sale Election by one or more Class B Members to sell any of the Change of Control XPLR Units to be issued as part of such Change of Control Purchase Price, then the number of Change of Control XPLR Units to be issued at the Change of Control Closing shall be reduced by a number of Change of Control XPLR Units equal to the quotient obtained by dividing (A) the applicable Held Unit Clawback Value by (B) the Issuance Price used in the calculation of the Change of Control Purchase Price.
(c)    Non-Voting XPLR Common Units may be used for payment of the Change of Control Purchase Price at any Change of Control Closing Date only if each of the conditions set forth in clauses (ii) and (iii) of Section 7.02(d) is satisfied as of the Change of Control Closing Date.
(d)    On the Change of Control Closing Date, (i) each Class B Member exercising the XPLR Change of Control Option will convey the Class B Units identified in the applicable Change of Control Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee (or, if the foregoing do not pay, XPLR) will pay the Change of Control Cash Portion (subject to reduction pursuant to Section 7.03(b), as applicable), if any, to such Class B Member (or its nominee(s)) by wire transfer of immediately available funds; and (iii) XPLR shall satisfy the remaining portion, if any, of the Change of Control Purchase Price by issuing Non-Voting XPLR Common Units or a substantially equivalent security, as determined pursuant to Section 7.03(b), to such Class B Member (or its nominee(s)) (subject to reduction pursuant to Section 7.03(b), as applicable) and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting XPLR Common Units to such Class B Members (or their nominee(s)). No fractional Non-Voting XPLR Common Units will be issued, and any fractional Non-Voting XPLR Common Units that otherwise would be issuable as part of the Change of Control Purchase Price shall be rounded down to the nearest whole number of Non-Voting XPLR Common Units, and the Change of Control Cash Portion shall be increased to reflect the value of such fractional Non-Voting XPLR Common Units. The Members agree that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Change of Control Closing Date, then such Change of Control Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the Effective Date until such date of the actual Change of Control Closing.
(e)    Following consummation of the transactions contemplated by this Section 7.03, to the extent a Class B Member has Disposed of all of its Class B Units, the

953941.04-WILSR01A - MSW

Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of such Class B Units effective as of the Change of Control Closing.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Change of Control Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units.
7.04    Change of Control of a Class B Member.
(a)    If, at any time prior to the third (3rd) anniversary of the Effective Date, there is an announcement of a proposed Change of Control of a Class B Member or a Class B Member enters into any agreement providing therefor, then, commencing on the date of such announcement of a proposed Change of Control of a Class B Member or such entry into such agreement and ending on the date that is ninety (90) calendar days after the consummation of such Change of Control of such Class B Member, XPLR Member shall have the right, but not the obligation, to acquire all or any portion of the outstanding Class B Units held by such Class B Member (in such capacity, the “COC Member”) at a purchase price that results in an Internal Rate of Return on each Class B Unit for each Class B Unit for which such election is made, measured from the Effective Date to the Class B COC Closing Date, of eleven percent (11%) (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”). XPLR Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than XPLR or a subsidiary thereof; provided, however, that, in the event of any such assignment, XPLR Member and XPLR shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.
(b)
(i)    To exercise the Class B COC Option, XPLR Member shall deliver to the COC Member written notice of such exercise (the “Class B COC Notice”) containing (A) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B COC Closing”), (B) the number of Class B Units to be purchased, (C) the Class B COC Purchase Price per Class B Unit, and (D) the form of consideration to be used to pay the Class B COC Purchase Price, which shall be, at XPLR Member’s election, either cash, Non-Voting XPLR Common Units, or a combination of cash and Non-Voting XPLR Common Units. If some or all of the Class B COC Purchase Price consists of Non-Voting XPLR Common Units, the Issuance Price for each such Non-Voting XPLR Common Unit will be specified as the 10-day VWAP of the XPLR Common Units on the date of the announcement of, or entry into an agreement with respect to, the proposed Change of Control of the applicable Class B Member. The Class B COC Notice shall be delivered to the COC Member at least seven (7) Business Days in advance of the Class B COC Closing Date.

953941.04-WILSR01A - MSW

(ii)    The Class B Member Representative shall, at least four (4) Business Days prior to the Class B COC Closing Date, deliver a notice to the Company and XPLR Member (a “Class B COC Election Notice”) notifying XPLR Member as to whether any of the Class B Members elects to sell all or any portion of the Non-Voting XPLR Common Units to be issued as payment of the Class B COC Purchase Price (“Class B COC XPLR Units”) to a Third-Party Buyer within three (3) Business Days following the Class B COC Closing Date (if applicable, the “Class B COC Units Sale Date”) and specifying the number of Class B COC XPLR Units (if any) to be sold by each Class B Member (a “Class B COC Units Sale Election”). The Class B COC Election Notice shall be irrevocable. If a Class B Member elects to sell all or any portion of such Non-Voting XPLR Common Units pursuant to a Class B COC Units Sale Election, then such Class B Member shall use commercially reasonable efforts to make a Sale Arrangement for the Class B COC XPLR Units that are subject to the Class B COC Units Sale Election on the Class B COC Units Sale Date. The Class B Member Representative shall regularly update XPLR Member with respect to the negotiation of the Sale Arrangement, and XPLR shall use commercially reasonable efforts to cooperate with the Class B Member Representative in connection with sales of Class B COC XPLR Units pursuant to such Sale Arrangement.
(iii)    The Class B Member Representative shall, at least two (2) Business Days prior to the Class B COC Closing Date, deliver to the Company and XPLR Member a written notice (the “Class B COC Sale Notice”), notifying the Company and XPLR Member as to whether any Sale Arrangement has been arranged, and, if so, the Agreed Sale Price per Class B COC XPLR Unit and the number of Class B COC XPLR Units to be sold by each applicable Class B Member on the Class B COC Units Sale Date pursuant to such Sale Arrangement. The Class B COC Sale Notice shall be irrevocable. XPLR and such Class B Members shall use commercially reasonable efforts to cooperate in any sale of Class B COC XPLR Units pursuant to such Sale Arrangement.
(iv)    If any portion of the Class B COC Purchase Price is to be paid in cash (the “Class B COC Cash Portion”), then the Class B COC Cash Portion paid on the Class B COC Closing Date shall be reduced by an amount equal to four percent (4%) of the Class B COC Cash Portion.
(v)    If (A) any portion of the Class B COC Purchase Price is to be paid in Non-Voting XPLR Common Units, (B) the Class B Members have elected to sell some or all of the Class B COC XPLR Units through the applicable Sale Arrangement, and (C) the applicable Sale Unit Clawback Value is greater than zero (not to exceed the Clawback Cap), then the number of Class B COC XPLR Units to be issued to such Class B Member at the Class B COC Closing shall be reduced by a number of Class B COC XPLR Units equal to the quotient obtained by dividing (y) the applicable Sale Unit Clawback Value by (z) the Issuance Price used in the calculation of the Class B COC Purchase Price.

953941.04-WILSR01A - MSW

(vi)    If any portion of the Class B COC Purchase Price is to be paid in Non-Voting XPLR Common Units and the Class B Member Representative does not timely deliver a Class B COC Sale Notice containing a Class B COC Units Sale Election by one or more Class B Members to sell any of the Class B COC XPLR Units to be issued as part of such Class B COC Purchase Price, then the number of Class B COC XPLR Units to be issued at the Class B COC Closing shall be reduced by a number of Class B COC XPLR Units equal to the quotient obtained by dividing (A) the applicable Held Unit Clawback Value by (B) the Issuance Price used in the calculation of the Class B COC Purchase Price.
(c)    Non-Voting XPLR Common Units may be used for payment of the Class B COC Purchase Price at any Class B COC Closing Date only if each of the following conditions set forth in clauses (i) through (iv) (inclusive) of Section 7.02(d) is satisfied as of the applicable Class B COC Closing Date:
(d)    On the Class B COC Closing Date, (i) each COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units identified in the Class B COC Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee will pay the Class B COC Cash Portion (subject to reduction pursuant to Section 7.04(b)) to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) XPLR shall satisfy the remaining portion of the Class B COC Purchase Price by issuing Non-Voting XPLR Common Units to such COC Member (or its nominee) (subject to reduction pursuant to Section 7.04(b), as applicable) and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting XPLR Common Units to such COC Member (or its nominee). No fractional Non-Voting XPLR Common Units will be issued, and any fractional Non-Voting XPLR Common Units that otherwise would be issuable as part of the Class B COC Purchase Price shall be rounded down to the nearest whole number of Non-Voting XPLR Common Units, and the Class B COC Cash Portion shall be increased to reflect the value of such fractional Non-Voting Common Units. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the Effective Date until such date of the actual Class B COC Closing.
(e)    Following consummation of the transactions contemplated by this Section 7.04, to the extent a Class B Member has Disposed of all of its Class B Units, the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of such Class B Units effective as of the Class B COC Closing.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Class B COC Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, and entering into

953941.04-WILSR01A - MSW

any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units.
7.05    Non-Voting XPLR Common Units.
(a)    Subject to and in accordance with the terms of the XPLR Limited Partnership Agreement, (i) each Non-Voting XPLR Common Unit shall automatically convert into one (1) XPLR Common Unit immediately upon the Disposition of such Non-Voting XPLR Common Unit to any Person that is not an Affiliate of the Class B Member Disposing of such Non-Voting XPLR Common Unit; and (ii) each Class B Member shall have the right, but not the obligation, to convert all or any portion of the Non-Voting XPLR Common Units held by it into XPLR Common Units. Notwithstanding anything to the contrary herein, XPLR shall not effect any such conversion, and the Class B Members shall not have the right to convert any Non-Voting XPLR Common Units to the extent that, after giving effect to the conversion set forth on the applicable Optional Conversion Notice (as such term is defined in the XPLR Limited Partnership Agreement), the Class B Member (together with such Class B Member’s Affiliates and any other Persons acting as a group with the Class B Member or any of the Class B Member’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 19.8% of the number of XPLR Common Units outstanding immediately after giving effect to such conversion. For purposes of this Section 7.05, beneficial ownership and the beneficial ownership percentage shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, including taking into account any other securities held by the Class B Member or any of the Attribution Parties that are convertible into XPLR Common Units, as applicable. XPLR hereby agrees that it shall not, without the consent of the Class B Members, alter, amend, or waive any provision of the XPLR Limited Partnership Agreement in a manner that would require the consent of the Non-Voting XPLR Common Units if the Non-Voting XPLR Common Units were outstanding and held solely by the Class B Members.
(b)    In the event of a Disposition of Non-Voting XPLR Common Units, XPLR hereby agrees to use commercially reasonable efforts to facilitate the conversion of such Non-Voting XPLR Common Units in connection with such Disposition, including coordinating with the Transfer Agent to facilitate such Disposition and to record the transfer and conversion of Non-Voting XPLR Common Units in a manner that permits the sale of the Non-Voting XPLR Common Units in market transactions.
7.06    Governmental Authorizations.
(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including under the HSR

953941.04-WILSR01A - MSW

Act. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.
(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of a Distribution Adjustment Date or the consummation of the Call Option, the XPLR Change of Control Option, or the Class B COC Option, the applicable Members (and their respective subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (A) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (B) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action, or proceeding; and (C) promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.
(c)    Each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other applicable Law that may be asserted by any Governmental Authority so as to enable the Members hereto to

953941.04-WILSR01A - MSW

promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture, sale, license, transfer, assignment, or other Disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.
7.07    Liquidity Event.
(a)    At any time from and after the tenth (10th) anniversary of the Effective Date, the Class B Member Representative shall be entitled to cause the Company and other Members (including the Managing Member) to seek an initial public offering of the Company, a sale of the Company (whether by way of sale of all or substantially all of the assets or Membership Interests of the Company, merger or other business combination, or otherwise) or other liquidity event for the Company (any such transaction, a “Liquidity Event”), the consummation of which shall be subject to receipt of all applicable Required Governmental Authorizations and compliance with, or obtaining any required consents or waivers under, any applicable change of control or other applicable restriction set forth in any material agreement to which the Company or any of its direct or indirect subsidiaries is a party.
(b)    If the Class B Member Representative elects to cause the Company to undertake a Liquidity Event pursuant to this Section 7.07, then the Class B Member Representative may exclusively identify, negotiate, structure, and otherwise pursue the Liquidity Event in good faith, in accordance with this Section 7.07 and, notwithstanding anything to the contrary in this Agreement (including Section 6.03), the Class B Member Representative shall have the right to amend or waive any provisions of the Delaware Certificate, this Agreement, or the organizational documents of any subsidiary of the Company, in each case, in connection with a Liquidity Event, so long as such amendment or waiver does not disproportionately adversely affect any Class A Member’s rights under this Agreement (as compared to the other Members). The Class B Member Representative shall regularly update XPLR, as reasonably requested by XPLR Member, with respect to the status of the process for such Liquidity Event. The Managing Member, the Company and each other Member shall, and shall cause their respective representatives to, use reasonable best efforts to cooperate with the Class B Member Representative in pursuing and effecting any Liquidity Event. In furtherance of the foregoing, the Managing Member shall and shall cause the Company and its subsidiaries to, take such action as the Class B Member Representative may reasonably request in connection with any proposed Liquidity Event, including engaging an investment banker or other advisors selected by the Class B Member Representative in connection with such Liquidity Event, providing such financial and

953941.04-WILSR01A - MSW

operational information as the Class B Member Representative may request, making the properties, books and records and other assets of the Company and its subsidiaries reasonably available for inspection, and causing representatives of the Company and its subsidiaries to cooperate (including by participating in management presentations, preparing marketing materials, and making diligence materials available in a physical or electronic data room) with the Class B Member Representative in any marketing or sale process in connection with any proposed Liquidity Event, timely furnishing such information as is reasonably required in order for any registration statement filed in connection with an initial public offering of the Company to comply with the Securities Act, entering into customary lock-up agreements in connection with an initial public offering of the Company, and taking such other actions set forth in Section 7.01(d) in connection with such Liquidity Event. Each Member shall cause its applicable Controlled Affiliates, and shall use reasonable best efforts to cause its applicable Affiliates that are not Controlled Affiliates, to deliver any consents or waivers required from such Affiliate (including of any preferential transfer rights, rights of first offer, rights of first refusal and change of control or ownership provisions) under any agreement to which the Company or any of its direct or indirect subsidiaries is a party or to which any of their assets is bound in connection with any Liquidity Event.
(c)    Each Member agrees that, from and after the tenth (10th) anniversary of the Effective Date, such Member shall consent to, participate in, raise no objection against, waive any dissenter’s rights or appraisal rights to which such Member may be entitled and not impede or delay any such Liquidity Event, will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by the Class B Member Representative, and will execute any applicable merger, asset purchase, securities purchase, recapitalization, or other agreement negotiated by the Class B Member Representative in connection with any such Liquidity Event; provided, however, that (i) each Member shall make the same representations and warranties, covenants, and indemnities as each other Member; (ii) no Member shall be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of any other Member and vice versa; (iii) in no event shall any Member be required to make representations, warranties, or covenants or provide indemnities as to any other Member; (iv) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its subsidiaries in connection with the Liquidity Event shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by each Member in the Liquidity Event; and (v) in no event shall any Member be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of proceeds received by such Member in the Liquidity Event.
(d)    In connection with any Liquidity Event, (i) the Class B Member Representative shall in good faith use its commercially reasonable efforts to maximize value to the Members (as a whole) in connection with such Liquidity Event (and in connection therewith, the Class B Member Representative may consider such factors as the Class B Member Representative determines in good faith to be necessary or appropriate, including with respect to the amount and form of consideration, timing, and transaction execution risk), (ii) each Member shall receive the same form of consideration as each other Member, and (iii) the amount of

953941.04-WILSR01A - MSW

consideration to be received by each of the Members will be calculated by taking the aggregate amount of proceeds received in such Liquidity Event and allocating such proceeds among the Members in accordance with the distribution provisions set forth in Section 5.01(c).
(e)    The Company shall bear the reasonable, documented and out-of-pocket costs incurred by each Member in connection with a Liquidity Event.
(f)    Notwithstanding anything contained in this Section 7.07 to the contrary, there shall be no liability or obligation on behalf of the Class B Member Representative if the Class B Member Representative determines, for any reason, not to consummate a Liquidity Event, and the Class B Member Representative shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Liquidity Event. Under no circumstances shall this Section 7.07 be construed to grant to any Member any dissenter’s rights or appraisal rights (it being understood and agreed by the Members that each Member shall waive any dissenter’s rights or appraisal rights to which such Member may be entitled in connection with such Liquidity Event).
ARTICLE 8
TAXES
8.01    Tax Returns. The Managing Member shall prepare and timely file (on behalf of the Company) all federal, state, and local tax returns required to be filed by the Company and its subsidiaries. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within seventy-five (75) days after the end of each calendar year, the Company shall provide estimated federal, state and local income tax information and schedules as may be necessary for tax reporting purposes or reasonably, including Internal Revenue Service Schedule K-1, and shall provide final information on or about July 31 of each calendar year. The Company shall promptly provide any other tax information reasonably requested by each Member with respect to such year.
8.02    Certain Tax Matters.
(a)    The Company shall make the following elections on the appropriate tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property occurs as described in Section 734 of the Code or upon a transfer of Membership Interest as described in Section 743 of the Code, on request by notice from any Member, to elect, pursuant to Section 754 of the Code (such election, a “Section 754 Election”), to adjust the basis of the Company’s properties;

953941.04-WILSR01A - MSW

(iv)    to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code; and
(v)    subject to Section 6.03(m), any other election the Managing Member may deem appropriate.
(b)    Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect subsidiaries to be (i) subject to tax as an association for U.S. federal income tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.
(c)    Any Tax refund (including any interest in respect thereof) received by the Company that relates to Pre-Closing Tax Liabilities shall be for the account of XPLR Member, and the Company shall pay over to XPLR Member any such refund promptly after receipt.
(d)    The Members agree that, for U.S. federal income Tax purposes, (i) any purchase of Class B Units by XPLR Member (other than a purchase pursuant to which XPLR Member becomes the owner of 100% of the Membership Interests in the Company (such purchase, the “Final Purchase”)) shall be treated as the purchase of a partnership interest in the Company in a transaction described in Section 741 of the Code, and the Company shall have a Section 754 Election in place for the taxable year in which the first such purchase occurs, and (ii) the Final Purchase shall be treated as described in Revenue Ruling 99-6, Situation 1.
8.03    Partnership Representative. (a) The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all material matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The Managing Member is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, designating an individual to serve as the sole individual through whom the Partnership Representative will act, and taking such other action as may from time to time be required under the Treasury Regulations. The Managing Member will remain as the Partnership Representative so long as it serves as Managing Member, unless it requests that it not serve as Partnership Representative; provided, however, that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Partnership Representative approved unanimously in writing by the Members.
(b)    The Partnership Representative may, in its reasonable discretion, make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).

953941.04-WILSR01A - MSW

(c)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) as would, reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.
(d)    Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(d) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 or Section 5.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.03 (“Option B”). If the Managing Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company

953941.04-WILSR01A - MSW

Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(e) (including, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).
(e)    If any Member intends to file a notice of inconsistent treatment under Section 6222(c) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS
9.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.07, Section 9.02 and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year and (ii) maintained on an accrual basis in accordance with GAAP; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.
9.02    Determination of Internal Rate of Return.
(a)    Quarterly Determinations. For so long as the Class B Units are held by the GEPIF Investor or its Affiliates, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by the GEPIF Investor and (ii) send the GEPIF Investor, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.
(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of a Class B Member:
(i)    Continuity of Ownership. The Managing Member will treat ownership of the Class B Units as being continuous from the Effective Date to the date as

953941.04-WILSR01A - MSW

of which the calculation is being made without regard to any change in ownership of the Class B Units during such period.
(ii)    Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to each Class B Unit shall consist solely of (A) the sum of (x) the amount of the Effective Date Capital Contribution per Class B Unit made by the applicable Class B Member in exchange for such Class B Unit on the Effective Date (provided, that for the avoidance of doubt, such Effective Date Capital Contribution shall not be reduced by any amount by which the Reimbursable Fee is used to offset amounts to be funded by the Class B Members), (y) any additional Capital Contributions made by such Class B Member pursuant to Section 4.04 in respect of such Class B Unit, and (z) all distributions to the applicable Class B Member pursuant to Section 5.01 and Section 5.02 (provided that, for the avoidance of doubt, “Cash Flows” shall not include any payment of the Reimbursable Fee to the Class B Members or their Affiliates pursuant to Section 2.07(b)(i)(3) of the Purchase Agreement). Any amount received by the Class B Members that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (x), (y), or (z) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket losses, costs, or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its nominee).
(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.
9.03    Reports.
(a)    The Managing Member shall deliver to each Member any report, financial statements, or other information (i) that is distributed to the Company or its subsidiaries by Transco under the Meade Construction and Ownership Agreement, including pursuant to Sections 2.1(c) and 2.5(c) of the Meade Construction and Ownership Agreement, or any related agreement or promptly following the Company’s or its subsidiaries’ receipt thereof or (ii) that is provided by the Company or its Subsidiaries to any lenders under the Term Loan Agreement.
(b)    The cost of distributing any information pursuant to this Section 9.03 shall be borne by the Company.
9.04    Information Updates.
(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments, or events that would or would reasonably be likely to adversely affect the Company or any of its subsidiaries, and any breaches (or breaches threatened in writing) of any Affiliate Transactions, Williams Agreements, or other material contracts to which the Company or any of its subsidiaries is a party, including

953941.04-WILSR01A - MSW

(for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant, or agreement under the Purchase Agreement or the Meade Purchase and Sale Agreement. The Managing Member shall provide notice of the foregoing events promptly, but in no event more than two (2) Business Days following the date on which the Managing Member becomes aware of such events.
(b)    From and after the Effective Date, as requested by the Class B Member Representative upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its subsidiaries, the Managing Member will make employees and representatives of the Company and its subsidiaries available to answer questions regarding the performance of the business of the Company and its subsidiaries.
9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
ARTICLE 10
WITHDRAWAL
10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.
10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member dissolves and commences liquidation or winding-up or if it is unlawful for a Member to continue to be a Member. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to be, or to receive the benefits of being, a Member.
10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)    The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.
(b)    The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), to exercise any voting or consent rights, or to receive any further information (or access to information) from the Company. The Unreturned Contribution Percentage of such Withdrawn Member shall not be taken into account

953941.04-WILSR01A - MSW

in calculating the Unreturned Contribution Percentages of the remaining Members for any purposes of this Agreement.
(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.
(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01, Section 5.02, and Section 5.03 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.
(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)    The Unreturned Contribution Percentage of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.
(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.
ARTICLE 11
DISPUTE RESOLUTION
11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at Law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to

953941.04-WILSR01A - MSW

Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.
11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and

953941.04-WILSR01A - MSW

each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION
12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    consent of XPLR Member and Class B Member Approval; or
(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then the Members shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.
Each Member hereby waives its right to make an application for the dissolution of the Company pursuant to Section 18-802 of the Act.
12.02    Winding-Up and Termination. (a) On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall

953941.04-WILSR01A - MSW

be computed and allocated to the Capital Accounts of the Members in accordance with Section 12.02(b);
(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and
(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.03; and those distributions shall be made before the end of the taxable year in which liquidation of the Company occurs or, if later, within 90 days after the date of the liquidation of the Company.
(iv)    If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), XPLR Member has a deficit in its Capital Account balance following the “liquidation,” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of XPLR Member’s Membership Interest, XPLR Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of XPLR Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than one percent (1%) of XPLR Member’s Effective Date Capital Contribution. Notwithstanding the foregoing, (A) XPLR Member will have the unilateral right by written notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which XPLR Member’s deficit restoration obligation exceeds the absolute value of XPLR Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) XPLR Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of XPLR Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have

953941.04-WILSR01A - MSW

any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.
(b)    Notwithstanding anything in Section 5.04 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.03.
(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody and (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03    Deficit Capital Accounts. Except as provided in Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.
12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

953941.04-WILSR01A - MSW

ARTICLE 13
GENERAL PROVISIONS
13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail, in person or by courier or mail. A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.02    Entire Agreement; Superseding Effect. This Agreement and the other Transaction Documents (as that term is defined in the Purchase Agreement) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.
13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.
13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a) and Section 7.07(b), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.

953941.04-WILSR01A - MSW

13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
13.06    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.
13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.
13.08    Article 8 of the Uniform Commercial Code. No Class B Member may elect to cause any Membership Interest or other equity interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
13.09    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.10    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.11    Expenses. Except as otherwise provided in Section 7.06 and Section 7.07, each Member shall bear its own transaction costs and any other costs and expenses incurred in

953941.04-WILSR01A - MSW

connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
13.12    Appointment of Class B Member Representative.
(a)    By the execution and delivery of this Agreement (or any joinder or counterpart thereto), each Class B Member hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member, with full power of substitution to act jointly in the name, place, and stead of the Class B Member to act on behalf of such Class B Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of Class B Members pursuant to this Agreement, and any and all other matters requiring the consent or approval of the Class B Members under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units, other than any such matter that requires the consent of any particular Class B Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to the Class B Members hereunder or any other payments to be made by or on behalf of the Class B Members pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of the Class B Members that the Class B Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. GEPIF Investor is hereby appointed as the initial Class B Member Representative.
(b)    The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Member and shall be binding on any successor thereto; provided, however, that the Class B Member Representative's appointment hereto shall terminate automatically when the Class B Member Representative is no longer the record owner of any Class B Units or is no longer the managing member or general partner that Controls a Class B Member that owns Class B Units. GEPIF Investor shall have the right to designate a successor Class B Member Representative upon written notice delivered to the Managing Member; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the managing member or general partner that Controls a Class B Member that owns Class B Units. The Class B Members hereby confirm all that the Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member and such Class B Member's successors as if expressly confirmed and ratified in writing by such Class B Member, and all

953941.04-WILSR01A - MSW

defenses that may be available to any Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.
(c)    The Company, XPLR Member, XPLR, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, XPLR Member, XPLR, nor any other Person will be liable to any Class B Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative's duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Member Representative.

[Remainder of page intentionally left blank. Signature page follows.]

953941.04-WILSR01A - MSW

IN WITNESS WHEREOF, the Managing Member has executed and delivered this Agreement as of the date first set forth above.

XPLR INFRASTRUCTURE PIPELINE
HOLDINGS, LLC,
as Managing Member

By:	CHRISTOPHER H. ZAJIC
Name: Christopher H. Zajic
Title: Vice President & Treasurer

[Signature page to Second Amended and Restated Limited Liability Company Agreement of XPLR Infrastructure Pipelines, LLC]
953941.04-WILSR01A - MSW

EXHIBIT A
MEMBERS

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interest	Class A Percentage Interest	Class B Percentage Interest
XPLR Infrastructure Pipeline Holdings, LLC c/o XPLR Infrastructure, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Alan Liu E-mail: Alan.Liu@xplrinfrastructure.com	$332,813,306.29	1,000,000 Class A Units	100%	0%
GEPIF III Meade Investco, L.P. c/o Global Energy & Power Infrastructure Funds One Lafayette Place, 3rd Floor Greenwich, CT 06830 Attention: Matt Raben Email: matthew.raben@blackrock.com with a copy to (which alone shall not constitute notice): BlackRock, Inc. Office of the General Counsel 40 East 52nd Street, 19th floor New York, NY 10022 Attention: Jelena Napolitano and David Maryles Email: legaltransactions@blackrock.com	$168,000,000	1,000 Class B Units	0%	100%
953941.04-WILSR01A - MSW

EXHIBIT B
Financial Model for Internal Rate of Return

See attached Excel File.

953941.04-WILSR01A - MSW

SCHEDULE 1
Excluded Parties

Each Excluded Party listed below includes, and shall be understood to include, each of such Excluded Party’s Affiliates and subsidiaries.
LS Power
LS Power Equity Advisors
Electricite de France (EDF)
The Enel Group
GE Financial Services
Utility Energias de Portugal (EDP)/China Three Gorges
Berkshire Hathaway Energy Company
China Investment Corporation
Canada Pension Plan Investment Board
D.E. Shaw & Co., L.L.C.
Iberdrola
Ørsted
Starwood Energy Group
Engie Group
Riverstone Energy Limited
Dominion Energy
Global Infrastructure Partners
Southern Power
Elliott Management Corporation
American Electric Power Company, Inc.
Duke Energy Corporation
Sempra Energy
Magnetar Capital LLC
KKR & Co. Inc.
Apollo Energy Corporation

953941.04-WILSR01A - MSW

ARES North America

953941.04-WILSR01A - MSW